UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Campbell Soup Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

# Real food that matters for life's moments

Campbell Soup Company

# NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

## OUR GROWTH AGENDA

Our Growth Agenda is rooted in our purpose, ***Real food that matters for life's moments.***

We believe our four strategic imperatives will help us realize Campbell's goal of being the leading health and well-being food company and drive the greatest value for our shareholders over time.

01
REAL FOOD, TRANSPARENCY & SUSTAINABILITY
02
DIGITAL & E-COMMERCE
03
FRESH AND HEALTH & WELL-BEING
04
SNACKING

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WHEN

Wednesday, November 15, 2017
4:00 p.m. Eastern Time

WHERE

Campbell Soup Company
World Headquarters
One Campbell Place
Camden, NJ 08103

ITEMS OF BUSINESS

1.	Elect 12 director nominees to the Board of Directors for a one-year term.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2018.

3.	Vote on an advisory resolution to approve the fiscal 2017 compensation of our named executive officers, commonly referred to as a “Say on Pay” vote.

4.	Vote on an advisory resolution to approve the frequency of future “Say on Pay” votes.

5.	Transact any other business properly brought before the meeting.

RECORD DATE

Shareholders of record as of the close of business on September 18, 2017 are entitled to notice of, and to vote at, the 2017 Annual Meeting of Shareholders.

By Order of the Board of Directors,

Charles A. Brawley, III
Vice President, Corporate Secretary and
Associate General Counsel

October 6, 2017

PROXY VOTING

Your vote is important. Even if you plan to attend the annual meeting in person, please vote as soon as possible using the internet or by telephone, or by completing, signing, dating and returning your proxy card.

Using the Internet and voting at the website listed on the proxy card or the e-proxy notice;

Using the toll-free phone number listed on the proxy card/voting instruction form; or

Signing, dating and mailing the proxy card in the enclosed postage paid envelope.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

On or about October 6, 2017, we began mailing a Notice Regarding Internet Availability of Proxy Materials (“Notice”) to our shareholders, and mailing paper copies of the proxy statement and the accompanying proxy card and other proxy materials to those shareholders who specifically requested paper copies. The proxy materials were also posted to www.envisionreports.com/cpb on this date for access by registered shareholders. Shareholders who do not own shares in their own name, but own shares through a bank or broker, may access our proxy materials, including our annual report for the fiscal year ended July 30, 2017, at www.edocumentview.com/cpb.

Campbell Soup Company   |   2017 Proxy Statement   01

PROXY STATEMENT SUMMARY

The Board of Directors (the “Board”) of Campbell Soup Company (the “Company,” “we,” “us,” “our” or “Campbell”) is furnishing this proxy statement and soliciting proxies in connection with the proposals to be voted on at the Campbell Soup Company 2017 Annual Meeting of Shareholders (“2017 Annual Meeting”) and any postponements or adjournments thereof. This summary highlights certain information contained in this proxy statement, but does not contain all of the information you should consider when voting your shares. Please read the entire proxy statement carefully before voting.

2017 Annual Meeting Information
Date	November 15, 2017

Time	4:00 p.m. Eastern Time

Location	Campbell Soup Company World Headquarters One Campbell Place Camden, NJ 08103

Record Date	September 18, 2017

Admission	To attend the 2017 Annual Meeting in person, you will need an admission ticket and government-issued photographic identification

Stock Symbol	CPB

Stock Exchange	New York Stock Exchange (“NYSE”)

Corporate Website	www.campbellsoupcompany.com
Meeting agenda
Proposals
●	Election of 12 director nominees to the Board of Directors for a one-year term
●	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2018
●	“Say on Pay” advisory vote on fiscal 2017 executive compensation
●	Advisory vote on the frequency of future “Say on Pay” advisory votes
●	Transact other business that may properly come before the meeting

VOTING MATTERS AND VOTE RECOMMENDATIONS

Item		Board Recommendation	Reasons for Recommendation	More Information
1.	Election of 12 director nominees to the Board of Directors for a one-year term	FOR

The Board and the Governance Committee believe our nominees possess the skills, experience and qualifications to effectively monitor performance, provide oversight and support management’s execution of Campbell’s long-term strategy.

Page 10
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2018	FOR	The Audit Committee believes that the re-appointment of PricewaterhouseCoopers LLP is in the best interests of Campbell and our shareholders.	Page 27
3.	“Say on Pay” advisory vote on fiscal 2017 executive compensation	FOR

The Board and the Compensation and Organization Committee believe our executive compensation program incorporates a number of compensation governance best practices and reflects our commitment to paying for performance.

Page 30
4.	Advisory vote on the frequency of future “Say on Pay” advisory votes	EVERY YEAR

The Board and the Compensation and Organization Committee believe that continuing to conduct an annual “Say on Pay” advisory vote will allow shareholders to provide timely, direct input on our executive compensation program.

02   www.campbellsoupcompany.com

Vote in Advance of the Meeting			Vote in Person
Internet	Telephone	Mail

Using the Internet and voting at the website listed on the proxy card or the Notice.	Using the toll-free phone number listed on the proxy card/voting instruction form.	Signing, dating and mailing the proxy card in the enclosed postage paid envelope.	See page 69 for details on admission requirements to attend the 2017 Annual Meeting.

OUR STRATEGY

Our goal is to be the leading health and well-being food company. Guided by our purpose - Real food that matters for life’s moments, we are pursuing this goal through a dual strategy of strengthening our core businesses while expanding into faster-growing spaces. We believe that this commitment to health and well-being will build shareholder value by driving sustainable, profitable net sales growth. We are pursuing this dual strategy by continuing to focus on four strategic imperatives:

●	Building greater trust with consumers through real food, transparency and sustainability;
●	Accelerating digital marketing and e-commerce efforts;
●	Continuing to diversify our portfolio in fresh foods and health and well-being; and
●	Increasing our presence in the faster-growing snacking category.

FISCAL 2017 PERFORMANCE

In fiscal 2017, Campbell delivered the following results:

Financial Results	Total Returned to Shareholders

■We encourage you to review our Annual Report to Shareholders accompanying this proxy statement for more complete financial information.

*Please see Appendix A for a reconciliation of the measures not shown in accordance with generally accepted accounting principles (“GAAP”), to their most comparable GAAP measures.

In fiscal 2017, we returned approximately $820 million to shareholders through the payment of dividends and share repurchases (excluding anti-dilutive repurchases to support grants to employees under our long-term incentive program).

Campbell Soup Company   |   2017 Proxy Statement   03

ITEM 1	ELECTION OF DIRECTORS

DIRECTOR NOMINEES

				Board Committee Composition
Name	Director Since	Independent	Primary Current Position	Audit	Comp. & Org.	Finance & Corp. Dev.	Governance
Fabiola R. Arredondo	2017	✓	Founder/Managing Partner		✓		✓
			Siempre Holdings
Howard M. Averill	New	✓	Chief Financial Officer,	*		*
(Audit Committee	nominee		Time Warner Inc.
Financial Expert)
Bennett Dorrance	1989	✓	Managing Director,		✓		✓(C)
			DMB Associates
Randall W. Larrimore	2002	✓	Former President/CEO,		✓		✓(C)
			United Stationers Inc.
Marc B. Lautenbach	2014	✓	CEO, Pitney Bowes Inc.	✓	✓
Mary Alice D. Malone	1990	✓	President,			✓	✓
			Iron Spring Farm, Inc.
Sara Mathew	2005	✓	Former CEO/Chairman,	✓(C)		✓
(Audit Committee			The Dun & Bradstreet
Financial Expert)			Corporation
Keith R. McLoughlin	2016	✓	Former CEO, AB Electrolux		✓		✓
Denise M. Morrison	2010		President/CEO,
			Campbell Soup Company
Nick Shreiber	2009	✓	Former President/CEO,		✓(C)		✓
			Tetra Pak Group
Archbold D. van Beuren	2009	✓	Former Senior	✓		✓
			Vice President,
			Campbell Soup Company
Les C. Vinney	2003	✓	Former President/CEO,
Chairman of the Board			STERIS Corporation

Committee composition is as of the date of this proxy statement. Current committee assignments are indicated by a (✓), and committee chairs (or co-chairs, in the case of the Governance Committee) are indicated by (C). Please see pages 22 through 24 for more information.

*

Charles R. Perrin and Tracey T. Travis, who are not standing for re-election, are current members of the Audit Committee and the Finance and Corporate Development Committee. If he is elected by shareholders, the Board expects to appoint Mr. Averill to the Audit Committee and the Finance and Corporate Development Committee, following the 2017 Annual Meeting. Please see page 22 for more information.

04   www.campbellsoupcompany.com

THE CAMPBELL SOUP COMPANY BOARD

Independence	Tenure of Non-Management Director Nominees

11 of our 12 Director nominees are independent, including our Chairman. All members of all committees are independent.

The Board is composed of Directors who bring a mix of fresh perspectives and deeper experience, and includes three long-term, significant shareholders who are descendants of our founder. The average tenure of our non-management director nominees is approximately 10.5 years. All Directors are committed to the Company’s long-term success.

Skills and Experience

As a group, our Directors possess a broad range of experience and skills including:

See Director biographies beginning on page 11 for further detail

Campbell Soup Company   |   2017 Proxy Statement   05

Corporate Governance Policies

Our corporate governance policies include the following best practices:

■	Annual election of directors
■	Majority voting standard in uncontested elections
■	Independent Board Chairman
■	Independent directors meet in executive session at every Board meeting
■	Policy against hedging and pledging (subject to grandfathering) applicable to all directors and executive officers
■	No shareholder rights plan or “poison pill”
■	Robust stock ownership guidelines for directors and executive officers
■	Adopted a clawback policy for incentive compensation NEW
■	Shareholder ability to act by written consent
■	Annual shareholder ratification of independent auditors
■	Board orientation and director education program
■	Annual Board, committee and director evaluations

ITEM 2	RATIFICATION OF AUDITORS

Based on the Audit Committee’s assessment of PricewaterhouseCoopers LLP’s performance, qualifications and independence, it believes their re-appointment for fiscal 2018 is in the best interests of Campbell and our shareholders. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey or our Certificate of Incorporation or By-laws, but as a matter of good corporate governance, the Board is submitting this proposal to shareholders. Even if the appointment is ratified, the Audit Committee may select a different audit firm at any time during the year if it determines that this would be in the best interests of Campbell and our shareholders.

ITEM 3	ADVISORY VOTE ON FISCAL 2017 EXECUTIVE COMPENSATION

We offer a total compensation package that is designed to attract, motivate and retain talent of the caliber needed to deliver successful business performance in absolute terms and relative to competition. Our compensation program is designed to link pay to Company, division and individual performance.

The objectives of our executive compensation program are to:

Align the financial interests of our named executive officers (“NEOs”) with those of our shareholders, in both the short and long term	Provide incentives for achieving and exceeding our short-term and long-term goals

Attract, motivate and retain key executives by providing total compensation that is competitive with compensation paid at other companies in the food, beverage and consumer products industries	Differentiate the level of compensation based on individual and business unit performance, leadership potential, and level of responsibility within the organization

06   www.campbellsoupcompany.com

Our executive compensation program reflects the following best practices:

WE DO		WE DO NOT
✓	Maintain a strong alignment between corporate performance and compensation	✗	Have an employment agreement with our Chief Executive Officer
✓	Annually review the risk profile of our compensation programs and maintain risk mitigators	✗	Pay dividends or dividend equivalents to NEOs on unearned equity awards
✓	Use an independent compensation consultant retained directly by the Compensation and Organization Committee	✗	Reprice stock options without the approval of Campbell shareholders
✓	Use “double-trigger” change in control provisions in all incentive plans and agreements	✗	Provide tax-gross ups in any change-in-control agreement entered into after January 1, 2011
✓	Have a policy that allows for the clawback of incentive compensation upon a material financial restatement resulting from fraud or intentional misconduct	✗	Allow executive officers to hedge or pledge Campbell common stock
✓	Maintain robust stock ownership guidelines for all executive officers

Our pay mix places the greatest emphasis on performance-based incentives, which are not guaranteed. Approximately 88% of our Chief Executive Officer’s fiscal 2017 target total direct compensation, and approximately 76% of the average fiscal 2017 target total direct compensation of our other NEO’s was at-risk:

CEO
	88% at-risk

Base Salary	Bonus	LTI
12%	19%	69%

Other NEOs
	76% at-risk

Base Salary	Bonus	LTI
24%	20%	56%

Please see the Compensation Discussion and Analysis, beginning on page 32, for a more detailed discussion of our executive compensation program.

ITEM 4	ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Board, based upon a recommendation of the Compensation and Organization Committee, believes that continuing to conduct an annual “Say on Pay” advisory vote is the most appropriate choice for Campbell. This frequency will allow shareholders to provide timely, direct input on our executive compensation program. Because this is an advisory vote and not binding, the Board may decide that it is in the best interests of Campbell and our shareholders to hold a “Say on Pay” advisory vote at a frequency other than the option selected by shareholders.

Campbell Soup Company   |   2017 Proxy Statement   07

WHERE TO OBTAIN FURTHER INFORMATION
Shareholders may receive copies of our Annual Report on Form 10-K for the fiscal year ended July 30, 2017, Code of Business Conduct and Ethics, Corporate Governance Standards, and the charters of the four standing committees of the Board of Directors, without charge, by:

(1)	writing to Investor Relations, Campbell Soup Company, 1 Campbell Place, Camden, NJ 08103;

(2)	calling 1-800-840-2865; or

(3)	e-mailing the Company’s Investor Relations Department at investorrelations@campbellsoup.com.

These documents are also available on our corporate website at www.campbellsoupcompany.com.

Shareholders may elect to receive future distributions of annual reports and proxy statements by electronic delivery and vote Campbell shares online. To take advantage of this service you will need an e-mail account and access to an Internet browser. To enroll, go to the Investor Center on www.campbellsoupcompany.com and click on “E-Delivery of Materials.”

10	ITEM 1 - ELECTION OF DIRECTORS
10	Director Qualifications and Board Composition
11	Director Nominees
18	Director Independence
19	CORPORATE GOVERNANCE POLICIES AND PRACTICES
19	Board Leadership Structure
19	Majority Voting
19	Process for Nomination and Evaluation of Director Candidates
20	Evaluations of Board Performance
20	Transactions with Related Persons
20	Board Oversight of Enterprise Risk
21	Corporate Social Responsibility
21	The Board’s Role in Talent Development
22	Director Continuing Education
22	Communicating with the Board
22	Board Meetings and Committees
24	Compensation of Directors
27	ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
30	ITEM 3 - ADVISORY VOTE ON FISCAL 2017 EXECUTIVE COMPENSATION
31	ITEM 4 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
32	COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
33	How Did We Perform?
33	What Are Our Compensation Practices?
34	How Are Compensation Decisions Made?
37	How Do We Compensate our CEO and Other NEOs?
46	How Do We Manage Risks Related to Our Compensation Program?
47	Compensation and Organization Committee Report
48	EXECUTIVE COMPENSATION TABLES
64	VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
64	Ownership of Directors and Executive Officers
65	Principal Shareholders
66	Section 16(a) Beneficial Ownership Reporting Compliance
67	OTHER INFORMATION
67	Submission of Shareholder Proposals for 2018 Annual Meeting
67	Annual Meeting Information
70	Other Matters
71	APPENDIX A
71	Non-GAAP Financial Measures

Campbell Soup Company   |   2017 Proxy Statement   09

ITEM 1 — ELECTION OF DIRECTORS

The Campbell By-laws give the Board the authority to determine the number of directors. The Board is currently comprised of 13 directors, 11 of whom have been nominated by the Board for election. Charles R. Perrin has reached age 72 and, pursuant to our Corporate Governance Standards, is not being nominated for re-election and will retire from the Board as of the 2017 Annual Meeting. Tracey T. Travis has chosen not to stand for re-election, and her current term will end as of the 2017 Annual Meeting. Ms. Travis’ decision to not stand for re-election is not due to a disagreement with Campbell relating to our operations, policies or practices.

Directors are to be elected to hold office until the next Annual Meeting of Shareholders, or until their earlier resignation or retirement. Directors are elected by a majority of the votes cast; abstentions and broker non-votes will not be counted as votes cast on this proposal.

The Governance Committee is responsible for investigating, reviewing and evaluating the qualifications of candidates for membership on the Board and for assessing the contributions and performance of directors eligible for re-election. It is also responsible for recommending director nominees for approval by the Board and nomination for election by shareholders.

DIRECTOR QUALIFICATIONS AND BOARD COMPOSITION

The Governance Committee works with the Board to determine the appropriate mix of characteristics, skills, knowledge and experience for the Board as a whole and for individual directors. The Governance Committee strives to maintain an engaged, independent Board with broad and diverse experience and judgment that is committed to representing the long-term interests of our shareholders. The Governance Committee believes that all directors should be persons of the highest personal and professional ethics, integrity and values who abide by exemplary standards of business and professional conduct. Directors should bring an inquisitive and objective perspective, practical wisdom and mature judgment to the Board and be committed to devoting the time and attention necessary to fulfill their duties and responsibilities. In furtherance of these objectives, the Governance Committee considers a wide range of factors when nominating candidates for election to the Board, including:

■	Leadership experience and professional expertise. The Governance Committee is committed to ensuring we have an experienced, qualified Board with leadership expertise and professional expertise in areas relevant to Campbell, such as:
○	consumer products
○	marketing
○	finance and accounting
○	mergers and acquisitions
○	innovation
○	health and well-being
○	digital and e-commerce
○	strategy
○	international expansion
○	corporate governance
■

Enhancing the Board’s diversity. Although the Board does not have a specific diversity policy, the Governance Committee takes into account a nominee’s ability to contribute to the diversity of skills, backgrounds and experience of the Board. It considers the race, ethnicity, gender, age, cultural background and professional experience of each nominee and of the Board as a whole.

■

Ensuring a balanced mix of tenures. The Governance Committee believes it is important to maintain a mix of experienced directors with a deep understanding of our business and others who bring a fresh perspective. We expect our average director tenure to continue to evolve over the next several years as current directors approach retirement and new members are recruited. The average tenure of our non-management director nominees is approximately 10.5 years.

■

Complying with applicable independence standards and policies on conflicts. The Governance Committee considers potential competitive restrictions, other positions the director has held or holds (including other board memberships) and director independence. It believes that any nominee for election to the Board should be willing and able to devote the proper time and attention to fulfill the responsibilities of a director and have no conflicts of interest arising from other relationships or obligations.

10   www.campbellsoupcompany.com

The Board has carefully considered whether the slate of director nominees, taken as a whole, fulfills the objectives for Board composition noted above. The director nominees collectively have a mix of various skills and qualifications, some of which are listed in the table below. These collective attributes enable the Board to provide insightful leadership as it strives to advance our strategies and deliver returns to shareholders.

■	accounting
■	business leadership
■	consumer packaged goods
■	corporate governance
■	finance and capital allocation
■	financial expertise and financial literacy
■	health and well-being
■	international business
■	long-term investor perspective
■	marketing and brand management
■	operational management
■	digital/e-commerce
■	information technology and security
■	sales

DIRECTOR NOMINEES

The Board has nominated the 12 individuals appearing below for election by shareholders at the 2017 Annual Meeting. All director nominees listed in this proxy statement, other than Fabiola R. Arredondo and Howard M. Averill, were also nominated by the Board and elected by the shareholders at the 2016 Annual Meeting of Shareholders. Ms. Arredondo was elected by the directors to the Board on March 22, 2017, and Mr. Averill was nominated by the Board on September 27, 2017 for election by shareholders at the 2017 Annual Meeting. Ms. Arredondo and Mr. Averill were each identified and presented to the Governance Committee for consideration by a third-party search firm. See pages 19 and 20 for more information on the director nomination process.

All of the nominees are independent directors, except Ms. Morrison. If a nominee becomes unable or unwilling to serve, proxies will be voted for the election of such person as shall be designated by the Board of Directors to replace such nominee, or, in lieu thereof, the Board may reduce its size. The Board knows of no reason why any nominee would be unable or unwilling to serve. Except as otherwise specified on your proxy card, proxies will be voted for election of the nominees named on pages 11 through 17.

Biographical information, including the specific experience, qualifications and skills of each of the director nominees is included below.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES

Independent Director Since: 2017 Age: 50 Committee Memberships: ●Compensation and Organization ●Governance	FABIOLA R. ARREDONDO

Biography
Fabiola R. Arredondo has been the Managing Partner of Siempre Holdings, a private, single family investment office based in Greenwich, Connecticut, since 2001. Ms. Arredondo previously held senior operating roles at Yahoo! Inc., the British Broadcasting Corporation (BBC) and Bertelsmann SE & Co. KGaA.

Skills and Qualifications
Ms. Arredondo brings a wealth of operational and board experience across the digital ecosystem, including business model transformations and developing e-commerce distribution networks in response to the shifting consumer landscape.

Other Public Company Boards Burberry plc, 2015 – present Experian plc, 2007 – 2016 Saks Inc., 2012 – 2013

Campbell Soup Company   |   2017 Proxy Statement   11

New Independent Director Nominee Age: 54	HOWARD M. AVERILL

Biography
Howard M. Averill has served as Executive Vice President and Chief Financial Officer of Time Warner Inc., a global media and entertainment company, since January 2014. Mr. Averill previously served as Executive Vice President, Chief Financial Officer of Time Inc. from 2007 through the end of 2013. Prior to joining Time Inc., Mr. Averill spent 10 years at NBC Universal in a variety of financial roles.

Skills and Qualifications
Mr. Averill has significant executive leadership experience, particularly in the areas of finance, accounting, mergers and acquisitions, and strategic planning. As a result of his executive position with a leading media and entertainment company, Mr. Averill also brings digital media expertise and knowledge of information technology and security to the Campbell Board.

Other Public Company Boards None in the past 5 years

Independent Director Since: 1989 Age: 71 Committee Memberships: ●Compensation and Organization ●Governance (Co-Chair)	BENNETT DORRANCE

Biography
Bennett Dorrance is Managing Director of DMB Associates, a real estate development firm headquartered in Phoenix, Arizona that he co-founded in 1984, which specializes in large, master-planned communities.

Skills and Qualifications
Mr. Dorrance brings expertise in real estate development and operational management to the Campbell Board. In addition, as a descendent of Campbell Soup Company’s founder and a significant shareholder, Mr. Dorrance has extensive knowledge of Campbell’s history, organization and culture, and adds the perspective of a long-term, highly committed director and shareholder to the deliberations and decisions of the Board.

Other Public Company Boards Insight Enterprises, Inc., 2004 – present

12   www.campbellsoupcompany.com

Independent Director Since: 2002 Age: 70 Committee Memberships: ●Compensation and Organization ●Governance (Co-Chair)	RANDALL W. LARRIMORE

Biography
Randall W. Larrimore served as President and Chief Executive Officer of United Stationers Inc., a wholesaler and distributor of office products, from 1997 until his retirement in 2002. Prior to joining United Stationers (now known as Essendant), he was President and Chief Executive Officer of MasterBrand Industries, Inc. (now known as Fortune Brands Home and Security), Chairman and Chief Executive Officer of Master Lock Company, and Chairman of Moen Incorporated. Mr. Larrimore also served as President of Beatrice Home Specialties, and held executive positions at PepsiCo, including the position of President of Pepsi-Cola Italy. Earlier in his career, Mr. Larrimore was a senior consultant with McKinsey & Company and worked in brand management with Richardson-Vicks (now part of Procter & Gamble). Mr. Larrimore was also a Captain in the U.S. Army Reserves.

Skills and Qualifications
Mr. Larrimore has extensive executive leadership and board experience, business acumen and considerable knowledge of the packaged goods industry. He also brings expertise in marketing, sales, strategic planning and mergers and acquisitions to the Campbell Board.

Other Public Company Boards Olin Corporation, 1998 – present

Independent Director Since: 2014 Age: 56 Committee Memberships: ●Audit ●Compensation and Organization	MARC B. LAUTENBACH

Biography
Marc B. Lautenbach has served as President and Chief Executive Officer at Pitney Bowes Inc., a global technology company, since 2012. Before joining Pitney Bowes, Mr. Lautenbach spent 27 years in senior leadership roles at International Business Machines Corporation (IBM), a global technology services company, most recently serving as Managing Partner, North America, IBM Global Business Services.

Skills and Qualifications
As a sitting chief executive officer, Mr. Lautenbach brings executive leadership experience to the Campbell Board. He possesses substantial operational experience in the technology field, as well as marketing, sales and product development experience. Mr. Lautenbach has worked with a broad range of customers and clients, and has significant international experience.

Other Public Company Boards Pitney Bowes Inc., 2012 – present

Campbell Soup Company   |   2017 Proxy Statement   13

Independent Director Since: 1990 Age: 67 Committee Memberships: ●Finance and Corporate Development ●Governance	MARY ALICE DORRANCE MALONE

Biography
Mary Alice Dorrance Malone is President of Iron Spring Farm horse breeding and performance centers in Pennsylvania and Florida, which she founded in 1976. She has served for many years on the boards of several non-profit organizations and actively participates in various philanthropic organizations.

Skills and Qualifications
Ms. Malone is an entrepreneur, a private investor and an officer of several private companies. She has a keen interest in health and wellness matters and brings valuable insights to the Campbell Board in this area. As a descendent of Campbell Soup Company’s founder and a significant shareholder, she possesses extensive knowledge of Campbell’s history, organization and culture, and the strategic perspective of a long-term, highly committed director and shareholder.

Other Public Company Boards None in the past 5 years

Independent Director Since: 2005 Age: 62 Committee Memberships: ●Audit (Chair) ●Finance and Corporate Development	SARA MATHEW

Biography
Sara Mathew was Chairman of the Board and Chief Executive Officer of The Dun & Bradstreet Corporation, a leading source of commercial data, analytics and insights on business, from July 2010 until her retirement in October 2013. Before assuming the combined role of chief executive officer and chairman, she held a number of other leadership positions at Dun & Bradstreet, including President and Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer. In her preceding 18-year career at Procter & Gamble, a global provider of consumer packaged goods, she held a number of executive positions, including Vice President of Finance with responsibility for Australia, Asia and India, and Comptroller and Chief Financial Officer of the Global Baby Care business unit.

Skills and Qualifications
As a former chairman, chief executive officer and chief financial officer of a global public company, Ms. Mathew brings valuable knowledge and insights in global business and financial matters to the Campbell Board. She also has significant operational management and consumer products experience, as well as extensive experience as a public company director.

Other Public Company Boards Freddie Mac, 2013 – present Shire plc, 2015 – present Avon Products, Inc., 2014 – 2016 The Dun & Bradstreet Corporation, 2008 – 2013

14   www.campbellsoupcompany.com

Independent Director Since: 2016 Age: 61 Committee Memberships: ●Compensation and Organization ●Governance	KEITH R. MCLOUGHLIN

Biography
Keith R. McLoughlin was President and Chief Executive Officer of AB Electrolux, a global manufacturer of major household appliances, from 2011 until February 2016. Mr. McLoughlin joined Electrolux in 2003, where he was the President of the Electrolux Home Products North America, Head of Major Appliances in North America and Latin America, Executive Vice President and Head of Global Operations prior to being appointed President and Chief Executive Officer of Electrolux.

Skills and Qualifications
As the former chief executive officer for a global enterprise, Mr. McLoughlin possesses significant executive leadership experience and expertise in international business and operations. His additional experience in retail sales, marketing, innovation, strategic planning, and organizational and human resource matters provide valuable insights to the deliberations of the Campbell Board.

Other Public Company Boards Briggs & Stratton Corp., 2007 – present

Director Since: 2010 Age: 63	DENISE M. MORRISON
President and Chief Executive Officer of Campbell Soup Company

Biography
Denise M. Morrison has served as President and Chief Executive Officer of Campbell Soup Company since August 2011. She joined Campbell in 2003 as Senior Vice President and President-Global Sales/Chief Customer Officer, and was appointed President of Campbell USA in 2005. She served as Senior Vice President and President of North America Soup, Sauces and Beverages from 2007 until September 2010, and as Executive Vice President and Chief Operating Officer from October 2010 until assuming the role of President and CEO.

Skills and Qualifications
Ms. Morrison has a distinguished record of building strong businesses and growing iconic brands. She brings executive leadership experience, financial acumen and 40 years of experience in the consumer packaged goods industry to the Campbell Board. Her prior experience in sales, marketing, operations and business development, both at Campbell and other leading consumer product companies, add to her deep understanding of our business and our industry.

Other Public Company Boards MetLife, Inc., 2014 – present

Campbell Soup Company   |   2017 Proxy Statement   15

Independent Director Since: 2009 Age: 68 Committee Memberships: ●Compensation and Organization (Chair) ●Governance

NICK SHREIBER

Biography
Nick Shreiber served as President and Chief Executive Officer of Tetra Pak Group, a global provider of packaging and processing solutions for food, from 2000 until his retirement in 2005. He spent 18 years at Tetra Pak and held a variety of international executive positions, including responsibility for North and South America. Prior to Tetra Pak, Mr. Shreiber was a partner with McKinsey & Co., where he spent eight years with engagement responsibility for major clients in Europe and Latin America, in diverse industrial and service sectors.

Skills and Qualifications
Mr. Shreiber is an international executive with more than 30 years of senior leadership experience in both line management and management consulting. He has extensive experience in the food industry from the perspective of the value chain and packaging. He also brings valuable expertise on issues relating to leadership, organization and strategy to the Campbell Board.

Other Public Company Boards None in the past 5 years

Independent Director Since: 2009 Age: 60 Committee Memberships: ●Audit ●Finance and Corporate Development

ARCHBOLD D. VAN BEUREN

Biography
Archbold D. van Beuren served as Senior Vice President and President-Global Sales and Chief Customer Officer for Campbell Soup Company, from 2007 until his retirement in October 2009. Mr. van Beuren joined Campbell in 1983 as an Associate Marketing Manager and served in various positions of increasing responsibility, including President of Godiva Chocolatier and President of a division responsible for the North America Foodservice business and the Company’s Canadian, Mexican and Latin American businesses.

Skills and Qualifications
Mr. van Beuren brings wide-ranging skills in operational management and extensive knowledge of Campbell, its customers, its products and the food industry to the Board. He is also a descendant of the founder of Campbell Soup Company and adds the perspective of a long-term, highly committed shareholder to the Board’s discussions.

Other Public Company Boards None in the past 5 years

16   www.campbellsoupcompany.com

Independent Director Since: 2003 Age: 68 CHAIRMAN OF THE BOARD

LES C. VINNEY

Biography
Les C. Vinney has served as non-executive Chairman of the Board of Campbell Soup Company since November 1, 2015. Mr. Vinney served as President and CEO of STERIS Corporation, a provider of infection prevention and surgical products and services, from 2000 until 2007, and served as Senior Advisor to STERIS until his retirement in 2009. Prior to becoming President and Chief Executive Officer, he was Senior Vice President and Chief Financial Officer of STERIS.

Skills and Qualifications
Mr. Vinney brings executive leadership and management experience to the Campbell Board. His experience in the healthcare industry is especially valuable to Campbell’s strategic objectives. Mr. Vinney also has significant expertise in the areas of accounting, finance and strategic planning.

Other Public Company Boards Patterson Companies, Inc., 2008 – present

Campbell Soup Company   |   2017 Proxy Statement   17

DIRECTOR INDEPENDENCE

A statement of standards that the Board has adopted to assist it in evaluating the independence of the Campbell Board appears in the Corporate Governance Standards, which can be found in the corporate governance section of our website at www.campbellsoupcompany.com. The Standards for the Determination of Director Independence (the “Independence Standards”) describe various types of relationships that could potentially exist between a director and Campbell, and define the thresholds at which such relationships would be deemed material under the New York Stock Exchange (“NYSE”) Corporate Governance Standards. The Board will deem a director to be independent if (i) no relationship exists that would disqualify the director under the guidelines set forth in the Independence Standards, and (ii) the Board has determined, based on all relevant facts and circumstances, that any other relationship between the director and Campbell, not covered by the Independence Standards, is not material. In any case in which the Board makes the latter determination, the relationship will be disclosed in the proxy statement, along with the basis for the Board’s conclusion that it is not material.

The Board has determined that each director and director nominee, other than Ms. Morrison, is independent under the NYSE Corporate Governance Standards and the Independence Standards:

Each member of the Audit, Compensation and Organization, Finance and Corporate Development, and Governance Committees is an independent director pursuant to all applicable NYSE Corporate Governance Standards and the Independence Standards. In addition, each member of the Audit Committee also meets the additional independence standards for audit committee members established by the Securities and Exchange Commission (“SEC”), and each member of the Compensation and Organization Committee also qualifies as a “Non-Employee Director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”).

18   www.campbellsoupcompany.com

CORPORATE GOVERNANCE POLICIES AND PRACTICES

The Board of Directors is responsible for overseeing our business, and the competence and integrity of our management, to serve the long-term interests of our shareholders. The Board believes that sound corporate governance is essential to effective fulfillment of its oversight responsibilities. The Board has adopted Corporate Governance Standards, which are reviewed at least annually and updated as needed. The Corporate Governance Standards provide a framework for effective corporate governance of the Company. You can find a copy of our Corporate Governance Standards, along with the charters of the four standing Board committees, our Certificate of Incorporation and Bylaws, and our Policy Concerning Transactions with Related Persons, in the corporate governance section of our website at www.campbellsoupcompany.com. Some highlights of our corporate governance include:

■Annual election of directors
■Majority voting standard in uncontested elections
■Independent Board Chairman
■Independent directors meet in executive session at every Board meeting
■Policy against hedging and pledging (subject to grandfathering) applicable to all directors and executive officers
■No shareholder rights plan or “poison pill”

■Robust stock ownership guidelines for directors and executive officers
■Adopted a clawback policy for incentive compensation NEW
■Shareholder ability to act by written consent
■Annual shareholder ratification of independent auditors
■Board orientation and director education program
■Annual Board, committee and director evaluations

BOARD LEADERSHIP STRUCTURE

We have a long-standing tradition of separating the roles of Chairman of the Board and Chief Executive Officer. The Board continues to believe that this is the most appropriate leadership structure for us. The principal responsibility of the Chief Executive Officer is to manage the business. The principal responsibilities of the Chairman of the Board are to manage the operations of the Board of Directors and its committees and provide counsel to the Chief Executive Officer on behalf of the Board.

MAJORITY VOTING

We have a majority vote standard in uncontested director elections. Under our By-laws, in an uncontested election, each director shall be elected by an affirmative majority of the votes cast to hold office until the next annual meeting and until his or her successor is elected and has qualified. In contested elections (those where the number of nominees exceeds the number of directors to be elected), a plurality vote standard shall apply. Shareholders may vote “for” or “against” each nominee, or they may “abstain” from voting on a nominee; however, abstentions will have no effect in determining whether the required majority vote has been obtained.

In the event an incumbent director fails to receive an affirmative majority of the votes cast in an uncontested election, the Corporate Governance Standards provide that the director shall tender his or her resignation. The Governance Committee and the Board will then consider and take appropriate action on such offer of resignation in accordance with the Corporate Governance Standards. The resignation policy set forth in the Corporate Governance Standards does not apply to contested elections.

PROCESS FOR NOMINATION AND EVALUATION OF DIRECTOR CANDIDATES

The Governance Committee is responsible for evaluating the qualifications of director candidates and recommending director nominees for approval by the Board and nomination for election at the annual meeting of shareholders.

Re-Nomination of Incumbent Directors. Our Corporate Governance Standards require the Governance Committee to assess the performance of each director eligible for re-election at the annual meeting. The Governance Committee conducts its assessment annually in advance of its recommendation of a slate of director nominees for approval by the Board. In fiscal 2017, each incumbent director who was eligible for re-election was evaluated in light of the criteria in the Corporate Governance Standards and the factors described on page 10 with respect to the qualification of directors and the composition of the Board. In addition, the Co-Chairs of the Governance Committee solicit an assessment of each director from the Chairman of the Board and the Chief Executive Officer.

Evaluation of New Nominees. When identifying potential director candidates — whether to replace a director who has retired or resigned or to expand the Board to gain additional capabilities — the Governance Committee determines the skills, experience and other characteristics that a potential nominee should possess in light of the composition and needs of the Board and its committees. The Governance Committee also considers whether or not the nominee would be considered independent under the NYSE Corporate Governance Standards and the Independence Standards.

Campbell Soup Company   |   2017 Proxy Statement   19

All candidates considered by the Governance Committee for recommendation to the Board as director nominees are evaluated in light of the criteria in the Corporate Governance Standards and the factors and objectives described on page 10. The Governance Committee will also consider the assessment of any search firm it has retained and the background information such firm provides on any person it recommends for consideration. The Chairman of the Board, the Co-Chairs of the Governance Committee and the Chief Executive Officer customarily interview leading candidates. Other directors may also interview these candidates.

Although not required to do so, the Committee may consider candidates proposed by our directors or our management and may also retain an outside firm to help identify and evaluate potential nominees. The Committee will also consider nominations from shareholders. The nominee evaluation process is the same whether the nomination comes from a Board member, management, a search firm or a shareholder. If the Committee recommends a candidate to the Board, the Board may – as with any nominee – either accept or reject the recommendation.

Shareholder Recommendations. Shareholders who wish to recommend candidates for nomination for election to the Board may do so by writing to the Corporate Secretary of Campbell Soup Company at 1 Campbell Place, Camden, New Jersey 08103. The recommendation must include the following information:

1.	The candidate’s name and business address;
2.	A resume or curriculum vitae, which describes the candidate’s background and demonstrates that he or she meets the qualifications set forth on page 10;
3.	A letter from the candidate stating that he or she is willing to serve on the Board if elected, and identifying any legal or regulatory proceedings in which he or she has been involved during the last ten years; and
4.	A statement from the shareholder recommending the candidate, indicating that he or she is the registered owner of Campbell shares, or a written statement from the “record holder” of Campbell shares indicating that the shareholder is the beneficial owner of such shares.

Shareholders who wish to propose a director nominee at an annual meeting must follow the advance notice procedures contained in our By-laws, which include notifying the Corporate Secretary at least 60 but not more than 90 days before the first anniversary of the prior year’s annual meeting. Based on this year’s annual meeting date of November 15, 2017, a notice will be considered timely for the 2018 Annual Meeting of Shareholders if our Corporate Secretary receives it no earlier than August 17, 2018, and no later than September 16, 2018. Please see “Submission of Shareholder Proposals for 2018 Annual Meeting” on page 67 for additional information.

EVALUATIONS OF BOARD PERFORMANCE

The Governance Committee leads annual evaluations of Board and committee performance. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures. In fiscal 2017, the Board conducted a self-evaluation focused on the effectiveness of the performance of the Board as a whole. Each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter, and reported on the results of its evaluation to the Board.

TRANSACTIONS WITH RELATED PERSONS

Under our written Policy Concerning Transactions with Related Persons (the “Related Persons Policy”), the Governance Committee is required to review and, in appropriate circumstances, approve or ratify any transaction in which Campbell was or is to be a participant, the amount involved exceeded or is expected to exceed $120,000 and any related person had or will have a direct or indirect material interest, as well as any material amendment to or modification of such a transaction, unless the transaction falls into one of the categories deemed to have been approved in advance.

In determining whether to approve or ratify a transaction, the Governance Committee is directed to consider, among other factors it may deem appropriate, whether the transaction was or will be on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances. No director may participate in the discussion or approval of a transaction in which he or she, or a member of his or her immediate family, has a direct or indirect interest. The Co-Chairs of the Governance Committee (or, if a transaction involves one of the Committee Co-Chairs, the Chairman of the Board) may approve or ratify a related person transaction in which the aggregate amount involved is less than $1 million. Any transaction approved or ratified by the Co-Chairs or the Chairman is to be reported to the Governance Committee at its next regularly scheduled meeting.

There were no transactions during the period from August 1, 2016 through the date of this proxy statement, and none are currently proposed, in which Campbell was or is to be a participant, the amount involved exceeded or is expected to exceed $120,000, and any related person had or will have a direct or indirect material interest.

BOARD OVERSIGHT OF ENTERPRISE RISK

Enterprise risk management (“ERM“) is an integral part of our business processes. Senior management is primarily responsible for establishing policies and procedures designed to assess and manage the Company’s significant risks. We have an ERM steering committee, comprised of the members of our Campbell Leadership Team and supported by other executives with subject-matter expertise, that provides oversight of enterprise risks and our processes to identify, measure, monitor and manage these risks.

20   www.campbellsoupcompany.com

The Board oversees the enterprise risk management process, including reviews of the most significant risks the Company faces and the manner in which our executives manage these risks. In accordance with NYSE Corporate Governance Standards, the Audit Committee charter assigns to that committee the responsibility to review our policies and procedures with respect to risk assessment and risk management. At the Audit Committee’s recommendation, the Board adopted a framework pursuant to which it delegated oversight for certain categories of enterprise risks to each of its standing committees, as shown below. This structure enables the Board and its Committees to coordinate the risk oversight role. We believe that the separation of the Chairman and CEO roles further supports the Board’s risk oversight role.

Responsibility for Risk Oversight – Campbell Board and Committees
Full Board	Audit Committee	Compensation and Organization Committee	Finance and Corporate Development Committee	Governance Committee
●Strategy	●ERM policies and procedures	●Compensation policies and practices	●Capital management and structure	●Governance risks
●Operations	●Financial statements and financial reporting processes	●Executive incentive compensation and stock ownership	●Liquidity and credit matters	●Director compensation
●Market dynamics, including competition and consumer/ customer trends	●Accounting and audit matters	●Executive retention and succession planning	●Investment policies, strategies and guidelines	●Review of transactions with related persons
●Significant portfolio transactions (e.g., acquisitions, divestitures, restructurings, joint ventures)	●Information technology and security	●Risk assessment of incentive compensation programs	●Financial plan
●Regulatory	●Legal and compliance matters

CORPORATE SOCIAL RESPONSIBILITY

At Campbell, we are guided by our purpose – Real food that matters for life’s moments. Our consumers trust us to govern ourselves in a way that is conscious of our impact on the planet and people. For this reason, we put corporate responsibility and sustainability at the heart of our purpose and core business strategies. At Campbell, we define corporate responsibility and sustainability as advancing global nutrition and well-being; helping build a more sustainable environment; and honoring our role in society, from the farm to the family. We publish an annual report that describes our corporate responsibility and sustainability initiatives and our progress in these areas.

At Campbell, our governance structure helps us to successfully integrate corporate responsibility and sustainability into our everyday operations. This structure begins with the support of our Chief Executive Officer and executive team and oversight by the Board of Directors. Annual updates on corporate responsibility and sustainability are provided to the Audit Committee, and progress against defined corporate responsibility metrics is a component of our annual incentive compensation program.

Learn More About Corporate Social Responsibility at Campbell
We invite you to view our 2017 Corporate Responsibility Report at www.campbellcsr.com

THE BOARD’S ROLE IN TALENT DEVELOPMENT

A primary Board responsibility is to ensure that we have the appropriate management talent to successfully execute our strategies. The Board believes that effective talent development is critical to Campbell’s continued success. The Board’s involvement in leadership development and succession planning is systematic and ongoing. The Board plans for CEO succession and oversees management’s planning for succession of other key executive positions. The Board calendar includes at least one meeting each year at which the Board conducts a detailed review of the Company’s talent strategies, leadership pipeline and

Campbell Soup Company   |   2017 Proxy Statement   21

succession plans for key executive positions. The Compensation and Organization Committee oversees the process of succession planning and implements programs to retain and motivate key talent. To assist the Board, the CEO annually provides the Board with an assessment of senior managers and their potential to succeed to the position of CEO or other key executive positions.

DIRECTOR CONTINUING EDUCATION

We maintain a formal program of continuing education for directors. The Governance Committee is responsible for the administration of the program, which expects each Director to complete a total of 16 hours of director continuing education over the course of two years. Directors may meet this expectation through a combination of Company-sponsored courses or events, in-person or online director education programs sponsored by outside parties, online training courses offered as part of our compliance training program for employees, and certain other educational experiences as may be approved by the Governance Committee from time to time.

COMMUNICATING WITH THE BOARD

Interested persons may communicate with the full Board of Directors or the non-management directors by writing to the Chairman of the Board or to the non-management directors as a group in care of the Office of the Corporate Secretary at the Company’s headquarters, or by email to directors@campbellsoup.com. Concerns communicated to the Board will be addressed through the Company’s regular procedures for addressing such matters. Our Corporate Secretary receives and processes all communications and will refer relevant and appropriate communications to the Chairman. Depending upon the nature of the concern, it may be referred to the Company’s Corporate Audit Department, Legal Department or Finance Department, or other appropriate departments.

Any concerns about Campbell’s governance, corporate conduct, business ethics or financial practices may also be communicated to the Board by calling the following toll-free Hotline telephone number in the U.S. and Canada: 1-800-210-2173. To place toll-free calls from other countries where we have operations, please see the instructions listed in the corporate governance section of our website at www.campbellsoupcompany.com. Any concern relating to accounting, internal accounting controls or auditing matters will be referred both to the Chairman and to the Chair of the Audit Committee.

As they deem necessary or appropriate, the Chairman of the Board or the Chair of the Audit Committee may direct that certain concerns communicated to them be presented to the Audit Committee or the full Board, or that they receive special treatment, including the retention of outside counsel or other outside advisors.

Campbell policy prohibits the Company and any of our employees from retaliating in any manner, or taking any adverse action, against anyone who raises a concern or helps to investigate or resolve it.

BOARD MEETINGS AND COMMITTEES

Director Attendance

Directors meet their responsibilities by preparing for and attending Board and committee meetings, and through communication with the Chairman, the Chief Executive Officer and other members of management on matters affecting the Company. During fiscal 2017, the Board of Directors held six regular meetings and two special meetings. All directors attended at least 84% of scheduled Board meetings and meetings held by committees of which they were members.

All incumbent directors who are standing for re-election are expected to attend the 2017 Annual Meeting. All of the directors who were standing for re-election attended the 2016 Annual Meeting of Shareholders.

Board Committee Structure

The Board has established four standing committees as of the record date: the Audit Committee; the Compensation and Organization Committee; the Finance and Corporate Development Committee; and the Governance Committee. Each of the standing committees has a charter that is reviewed annually by that committee. Proposed changes to the charter of any standing committee are approved by the Board. The committee charters are available in the corporate governance section of the Company’s website at www.campbellsoupcompany.com. Actions taken by any of the standing committees are reported to the Board. All members of the Board receive copies of the minutes of all committee meetings and copies of the materials distributed in advance of the meetings for all of the committees.

Information regarding membership in the standing committees as of the date of this proxy, the number of meetings held by each committee in fiscal 2017, the principal responsibilities of the standing committees, and other relevant information are described in the tables that follow. If he is elected by shareholders, the Board expects to appoint Mr. Averill to the Audit Committee and the Finance and Corporate Development Committee, following the 2017 Annual Meeting. The Board has determined that Mr. Averill is independent under the NYSE Corporate Governance Standards and the Independence Standards, that he meets the additional independence standards for audit committee members established by the SEC, that he is financially literate within the meaning of the NYSE Corporate Governance Standards, and that he is an audit committee financial expert, as defined in the SEC rules.

22   www.campbellsoupcompany.com

AUDIT COMMITTEE Meetings in fiscal 2017: 12 Committee Members: Sara Mathew (Chair) Marc B. Lautenbach Charles R. Perrin Tracey T. Travis Archbold D. van Beuren

Primary Responsibilities

●Evaluates the performance of and appoints the independent registered public accounting firm;
●Reviews the scope and results of the audit plans of the independent registered public accounting firm and the internal auditors;
●Reviews the effectiveness of the Company’s systems of internal control over financial reporting;
●Reviews the performance and resources of the internal audit function, which reports directly to the Audit Committee;
●Reviews the Company’s policies and practices with respect to risk assessment and risk management;
●Reviews the financial reporting and accounting principles and standards and the audited financial statements to be included in the annual report;
●Reviews the quarterly financial results and related disclosures;
●Approves all permissible non-audit services to be performed by the independent registered public accounting firm and all relationships that the independent registered public accounting firm has with Campbell; and
●Reviews the legal compliance and ethics program and Code of Business Conduct and Ethics.

Financial Expertise and Financial Literacy

The Board has determined that Sara Mathew and Tracey T. Travis are audit committee financial experts, as defined by the SEC rules, and that all members of the Audit Committee are financially literate within the meaning of the NYSE Corporate Governance Standards.

Report

The Audit Committee report begins on page 28 of this proxy statement.

COMPENSATION AND ORGANIZATION COMMITTEE Meetings in fiscal 2017: 7 Committee Members: Nick Shreiber (Chair) Fabiola R. Arredondo Bennett Dorrance Randall W. Larrimore Marc B. Lautenbach Keith R. McLoughlin

Primary Responsibilities

●Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals;
●Reviews and approves the salaries and incentive compensation for senior executives, including the Chief Executive Officer, and total incentive compensation to be allocated annually to employees;
●Reviews the executive salary structure and the apportionment of compensation among salary and short-term and long-term incentive compensation;
●Conducts an annual performance evaluation of the Chief Executive Officer by all independent directors;
●Reviews major organizational changes and executive organization and principal programs for executive development;
●Reviews and recommends to the Board significant changes in the design of employee benefit plans; and
●Conducts an assessment of the independence of any outside advisor it chooses to retain.

Compensation and Organization Committee Interlocks and Insider Participation

There are no Compensation and Organization Committee interlocks. No member of the Committee has ever been an officer or employee of Campbell, and none of the members has any relationship required to be disclosed under this caption under the rules of the SEC. In addition, no executive officer of Campbell served on the compensation committee or board of directors of a company for which any of our directors serves as an executive officer.

Report

The Compensation and Organization Committee report is on page 47 of this proxy statement.

Campbell Soup Company   |   2017 Proxy Statement   23

FINANCE AND CORPORATE DEVELOPMENT COMMITTEE Meetings in fiscal 2017: 6 Committee Members: Charles R. Perrin (Chair) Mary Alice D. Malone Sara Mathew Tracey T. Travis Archbold D. van Beuren

Primary Responsibilities

●Reviews and recommends to the Board all issuances, sales or repurchases of equity and long-term debt;
●Reviews and recommends changes to our capital structure;
●Reviews and recommends the financing plan, dividend policy and capital budget;
●Reviews and recommends acquisitions, divestitures, joint ventures, partnerships or combinations of business interests; and
●Reviews financial risks and the principal policies, procedures and controls with respect to investment and derivatives, foreign exchanges and hedging transactions.

GOVERNANCE COMMITTEE Meetings in fiscal 2017: 5 Committee Members: Bennett Dorrance (Co-Chair) Randall W. Larrimore (Co-Chair) Fabiola R. Arredondo Mary Alice D. Malone Keith R. McLoughlin Nick Shreiber

Primary Responsibilities

Review and make recommendations to the Board regarding:

●The organization and structure of the Board;
●Qualifications for director candidates;
●Candidates for election to the Board;
●Committee chairs and Board Committee assignments;
●Candidates for the position of Chairman of the Board;
●Evaluation of the Chairman’s performance; and
●Amount and design of compensation for non-employee directors, including stock ownership guidelines.

The Governance Committee oversees the annual Board, committee and individual director evaluation processes and administers the director education program. The Committee also reviews any transaction with a related person in accordance with the Board’s policy concerning such transactions, as further described on page 20.

COMPENSATION OF  DIRECTORS

We strive to recruit and retain highly qualified non-employee directors who will best represent our shareholders’ interests. Each year, the Governance Committee reviews the amount and design of the compensation program for non-employee directors to ensure that the compensation we offer supports our objectives and is consistent with non-employee director compensation within our Compensation Peer Group.

In fiscal 2017, the Governance Committee retained FW Cook as the independent compensation consultant to the Board to benchmark our non-employee director compensation against our Compensation Peer Group and other large, public companies and assess the appropriateness of the form and amount of our non-employee director compensation. FW Cook provided the Governance Committee with this data and its independent assessment of the competitiveness of our non-employee directors’ compensation, and the Governance Committee determined whether to recommend any changes to the program. For more information on FW Cook, see “Role of Independent Compensation Consultant” on page 35. Using the information in FW Cook’s 2017 review, the Governance Committee recommended to the Board and the Board approved a $10,000 increase in the amount of the annual stock retainer granted to each non-employee director. The Governance Committee and the Board concluded this increase was appropriate to support its director recruitment and retention objectives, while continuing to further align director compensation and shareholders’ interests by increasing the proportion of Company stock in the annual retainer.

Additionally, our 2015 Long-Term Incentive Plan, which was approved by our shareholders at the 2015 Annual Meeting of Shareholders, caps the maximum aggregate dollar value of equity awards that can be made to any individual non-employee director in a calendar year at $500,000. All stock grants made in fiscal 2017 to non-employee directors were significantly below this amount. See the “2017 Director Compensation” table below for specific values.

24   www.campbellsoupcompany.com

The table below sets forth the components of non-employee director compensation for 2017:

Annual Cash Retainer:	$119,000
Annual Stock Retainer:	$129,000
Committee Chair Retainers:	$25,000 for Audit Committee $20,000 for Compensation and Organization Committee $15,000 for Finance and Corporate Development Committee $15,000 for Governance Committee
Audit Committee Member Retainer:	$7,500
Chairman’s Annual Retainer:	$350,000

The retainers for Committee chairs, Audit Committee members and the Chairman of the Board are in addition to the annual cash and stock retainers paid to all non-employee directors. These additional retainers are delivered 50% in cash and 50% in shares of Campbell stock. Directors may elect to receive shares of Campbell stock in lieu of their cash retainers. There were no changes to these additional retainers in fiscal 2017.

We do not pay a Company employee who also serves as a director any additional compensation for serving as a director. Currently, Denise M. Morrison is the only director who is a Company employee. Directors do not receive individual meeting fees. We pay for, provide or reimburse directors for expenses incurred to attend Board and Committee meetings and director education programs. Directors do not have a retirement plan or receive any benefits such as life or medical insurance. Directors do receive business travel and accident insurance coverage.

Stock Ownership Guidelines

Under our Corporate Governance Standards, each director is expected, within five years of first joining the Board, to own Campbell stock or hold deferred stock units that have a value equal to five times the annual cash retainer. As of the date of this proxy statement, each of our non-employee directors has met or is on track to meet this guideline.

Policy on Pledging

In September 2013, the Board adopted a policy that prohibits any director or executive officer from pledging any shares of Campbell common stock that he or she owns or controls, directly or indirectly, as security under any obligation on a prospective basis. Directors who had pledged shares as of September 25, 2013 are expected to reduce the number of shares pledged in a reasonable manner over time. See the footnotes following the Ownership of Directors and Executive Officers table on page 64 for additional information regarding shares subject to pledge obligations and reductions in the number of shares pledged.

Deferred Compensation Plans for Non-Employee Directors

Under our Deferred Compensation Plan and the Supplemental Retirement Plan, a non-employee director may elect to defer payment of all or a portion of his or her fees until termination of his or her directorship. Directors participate in the same plans as executives. See page 57 for a description of the material terms of the Deferred Compensation Plan and the Supplemental Retirement Plan.

Campbell Soup Company   |   2017 Proxy Statement   25

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		Total ($)
Fabiola R. Arredondo	$89,250	$96,750		$186,000
Bennett Dorrance	$126,500	$136,500	(2)	$263,000
Randall W. Larrimore	$126,500	$136,500		$263,000
Marc B. Lautenbach	$122,750	$132,750	(2)	$255,500
Mary Alice D. Malone	$119,000	$129,000		$248,000
Sara Mathew	$131,500	$141,500	(2)	$273,000
Keith R. McLoughlin	$119,000	$129,000		$248,000
Charles R. Perrin	$130,250	$140,250		$270,500
Nick Shreiber	$129,000	$139,000		$268,000
Tracey T. Travis	$122,750	$132,750		$255,500
Archbold D. van Beuren	$122,750	$132,750		$255,500
Les C. Vinney	$294,000	$304,000		$598,000

(1)	Amounts reported represent the aggregate grant date fair value of shares issued to each director during fiscal 2017, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are included in Note 17 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended July 30, 2017 (“2017 Form 10-K”). Directors are fully vested in stock awards at the time of grant, therefore, there were no unvested stock awards at July 30, 2017.

(2)	In 2017, Messrs. Dorrance and Lautenbach and Ms. Mathew elected to defer the value of their stock awards. This amount was credited to each individual’s notional account in the Supplemental Retirement Plan and invested in the Campbell Stock Fund, which is indexed to Campbell common stock.

The aggregate perquisites to any individual director did not exceed the SEC reporting threshold amount of $10,000.

26   www.campbellsoupcompany.com

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The names of the directors serving on the Audit Committee appear on page 29, immediately below the Audit Committee Report.

The Audit Committee has re-appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for fiscal 2018. PwC or one of its predecessor firms has been retained as the Company’s independent registered public accounting firm continuously since we went public in 1954. Representatives of PwC will be at the 2017 Annual Meeting to make a statement if they desire to do so and to answer appropriate questions from shareholders.

The Audit Committee evaluated PwC’s performance, qualifications and independence in making its determination to re-appoint PwC. The factors considered in the evaluation included:

■

PwC’s performance during fiscal 2017 and in previous fiscal years, including the results of a management survey measuring (i) the quality of PwC’s services, (ii) the sufficiency of PwC’s resources, (iii) PwC’s communication skills and (iv) PwC’s independence and objectivity;

■	PwC’s approach and plan for the fiscal 2018 audit of our financial statements and the effectiveness of our internal control over financial reporting;
■	PwC’s global reach, expertise and experience in the consumer packaged goods industry;
■	The experience, professional qualifications and education of the PwC engagement team;
■	A review of PwC’s independence program and the processes it uses to maintain independence;
■	The scope of PwC’s internal quality control program and the results of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board and PwC’s peers;
■	A review of PwC’s recent legal or regulatory issues that may impact its ability to provide services to us; and
■	The appropriateness of PwC’s fees for its professional services.

The Audit Committee has the sole authority to approve all engagement fees to be paid to PwC. The Audit Committee regularly meets with the lead audit partner without members of management present, and in executive session with only Audit Committee members present, which provides the opportunity for continuous assessment of the firm’s effectiveness and independence and for consideration of rotating audit firms. In accordance with SEC rules and PwC policies, the firm’s lead engagement partner rotates at least every five years. The Audit Committee and its Chair are involved in the selection of PwC’s lead engagement partner.

The Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company’s independent registered public accounting firm for fiscal 2018 is in the best interests of the Company and its shareholders. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey or our Articles or By-laws, but as a matter of good corporate governance, the Board is submitting this proposal to shareholders. The affirmative vote of a majority of the votes cast at the meeting is required for ratification. Abstentions will not be counted as votes cast on this proposal. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another audit firm. Even if the appointment is ratified, the Audit Committee may select a different audit firm at any time during the year if it determines that this would be in the best interests of Campbell and its shareholders.

Your Board of Directors Recommends a Vote “For” This Proposal

Audit Firm Fees and Services

The aggregate fees, including expenses, billed by PwC, for professional services in fiscal 2017 and 2016 were as follows:

Services Rendered	Fiscal 2017	Fiscal 2016
Audit Fees	$4,489,000	$4,424,000
Audit-Related Fees	$22,000	$4,000
Tax Fees	$1,353,000	$753,000
All Other Fees	$4,000	$4,000

The audit fees for the years ended July 30, 2017 and July 31, 2016 include fees for professional services rendered for the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting, quarterly reviews, statutory audits, SEC filings, and accounting consultations.

The audit-related fees for the years ended July 30, 2017 and July 31, 2016 include fees for services related to a pension plan audit.

Tax fees for the years ended July 30, 2017 and July 31, 2016 include fees for services related to tax compliance, including the preparation of tax returns, tax assistance with tax audits, transfer pricing, and tax consulting.

Other fees for the years ended July 30, 2017 and July 31, 2016 include fees associated with the use of accounting and technical research software.

Campbell Soup Company   |   2017 Proxy Statement   27

All audit, audit-related, tax and other fees described above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

Audit Committee Pre-Approval Policy

Our Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent registered public accountants will perform. Management reports to the Audit Committee on the actual fees charged by the independent registered public accountants for each category of service.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval authority. In those instances, the Audit Committee approves the services before we engage the independent registered public accountants. In case approval is needed before a scheduled Audit Committee meeting, the Audit Committee has authority to delegate pre-approval authority to one of its members who must report on such pre-approval decisions at the Audit Committee’s next regular meeting. During fiscal 2017, the Audit Committee delegated authority to its Chair, Sara Mathew, to pre-approve additional audit and non-audit services in an amount not to exceed $200,000.

Auditor Independence

PwC has advised us that neither it nor any member of its firm has any financial interest, direct or indirect, in any capacity in us or our subsidiaries. We have made similar inquiries of our directors and executive officers, and we have identified no such direct or indirect interest in PwC.

Audit Committee Report

Management has primary responsibility for Campbell’s financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee of Board of Directors is to oversee Campbell’s accounting and financial reporting processes, including the systems of internal control over financial reporting, and audits of its financial statements.

Our duties include overseeing Campbell’s management, internal auditors and the independent registered public accounting firm in their performance of the following functions for which they are responsible:

Management

●	Preparing Campbell’s financial statements in accordance with GAAP;
●	Establishing and assessing effective financial reporting systems and internal controls and procedures; and
●	Reporting on the effectiveness of Campbell’s internal control over financial reporting.

Internal Auditors

●	Independently assessing management’s system of internal controls and procedures; and
●	Reporting on the effectiveness of that system.

Independent Auditors

●	Auditing Campbell’s financial statements;
●	Issuing an opinion about the financial statements’ conformity with U.S. GAAP; and
●	Annually auditing the effectiveness of Campbell’s internal control over financial reporting.

The Audit Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee reviewed with the internal auditors and independent registered public accounting firm, with and without members of management present, the results of their audits, their assessment of Campbell’s internal control over financial reporting and the overall quality of Campbell’s financial reporting.

Prior to Campbell’s filing of its Annual Report on Form 10-K for the fiscal year ended July 30, 2017 with the SEC, the Audit Committee also during the year:

●	Reviewed and discussed with management and the independent registered public accounting firm the audited financial statements;
●

Reviewed and discussed with management and the independent registered public accounting firm the assessment by management and the independent registered public accounting firm of the adequacy and effectiveness of Campbell’s internal control over financial reporting;

●

Discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee;

●

Received from the independent registered public accounting firm a written report stating that they are not aware of any relationships between the registered public accounting firm and Campbell that, in their professional judgment, may reasonably be thought to bear on their independence, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence;

28   www.campbellsoupcompany.com

●	Discussed with the independent registered public accounting firm the firm’s objectivity and independence; and
●

Considered whether the provision of non-audit services by the independent registered public accounting firm to Campbell for the most recent fiscal year and the fees and costs billed and expected to be billed by the independent registered public accounting firm for those services are compatible with maintaining its independence.

Based on the review and discussions described in this report, and subject to the limitations of the Audit Committee’s role and responsibilities outlined in this report, the Audit Committee recommended to the Board that Campbell’s audited consolidated financial statements be included in Campbell’s Annual Report on Form 10-K for the fiscal year ended July 30, 2017, for filing with the SEC.

Audit Committee
Sara Mathew, Chair
Marc B. Lautenbach
Charles R. Perrin
Tracey T. Travis
Archbold D. van Beuren

Campbell Soup Company   |   2017 Proxy Statement   29

ITEM 3 — ADVISORY VOTE ON FISCAL 2017 EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that shareholders be given the opportunity to cast an advisory (non-binding) vote on executive compensation. This vote, commonly known as a “Say on Pay” vote, gives shareholders the opportunity to vote for or against named executive officer (“NEO”) compensation during a given fiscal year. Shareholders’ votes are not intended to address any specific item of the compensation program, but rather to address our overall approach to executive compensation as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis beginning on page 32, we offer a total compensation package that is designed to attract, motivate and retain talent of the caliber needed to deliver successful business performance in absolute terms and relative to competition. Our compensation program is designed to link pay to Company, division and individual performance, and reward achievements in those areas accordingly. The objectives of the executive compensation program are to:

■	Align the financial interests of our NEOs with those of our shareholders, in both the short and long term;
■	Provide incentives for achieving and exceeding our short-term and long-term goals;
■

Attract, motivate and retain key executives by providing total compensation opportunities that are competitive with opportunities offered by other companies in the food, beverage and consumer products industries; and

■	Differentiate the level of compensation based on individual and business unit performance, leadership potential and level of responsibility within the organization.

The Compensation and Organization Committee (“Committee”) of the Board of Directors annually reviews our compensation structure, including the apportionment of pay between fixed and at-risk compensation elements and the design of the incentive compensation programs, and reviews and approves the applicable performance metrics by which such at-risk compensation is paid. The Committee believes that our executive compensation program effectively implements our compensation principles and policies, achieves our compensation objectives and aligns the interests of the NEOs and shareholders. Please read the entire Compensation Discussion and Analysis beginning on page 32 for additional details about our executive compensation programs, including detailed information about fiscal year 2017 compensation of the NEOs.

The Board of Directors is asking shareholders to support our fiscal 2017 executive compensation program, as disclosed in this proxy statement. The vote required for approval of this proposal is a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast on this proposal. This vote on executive compensation is advisory, and therefore, will not be binding on Campbell Soup Company, the Committee or the Board of Directors, and it will not be construed as overruling any decision by the Company or the Board of Directors or creating or implying any change to, or additional fiduciary duties for, the Company or the Board of Directors.

Your Board of Directors Recommends a Vote “For” This Proposal and “For” the Following Resolution:

“RESOLVED, that the shareholders of Campbell Soup Company approve, on an advisory basis, the compensation paid to Campbell Soup Company’s named executive officers, as disclosed in the 2017 Proxy Statement pursuant to the Security and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the 2017 executive compensation tables and related narrative discussion.”

30   www.campbellsoupcompany.com

ITEM 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires that shareholders be given the opportunity at least every six years to cast an advisory (non-binding) vote as to how frequently they want to cast a “Say on Pay” advisory vote on executive compensation. By voting on this proposal, shareholders may indicate whether they would prefer future advisory votes on executive compensation to take place every one, two or three years. Shareholders last voted on this proposal at the 2011 Annual Meeting of Shareholders and an overwhelming majority voted for an annual “Say on Pay” advisory vote.

The Board of Directors, upon recommendation of the Committee, believes that continuing to conduct an annual “Say on Pay” advisory vote is the most appropriate choice for our shareholders. This frequency will allow shareholders to provide timely, direct input on our executive compensation program. In addition, an annual advisory “Say on Pay” vote is consistent with our practice of seeking input from, and engaging with, our shareholders. For these reasons, the Board of Directors recommends that you vote for an annual “Say on Pay” advisory vote.

The voting choice that receives the highest number of votes cast will be the frequency selected by our shareholders for the “Say on Pay” advisory vote. Abstentions and broker non-votes will not be counted as votes on this proposal. This vote on frequency is advisory, and therefore will not be binding on Campbell Soup Company, the Compensation and Organization Committee or the Board of Directors, and it will not be construed as overruling any decision by the Company or the Board of Directors or creating or implying any change to, or additional fiduciary duties for, the Company or the Board of Directors.

Your Board of Directors Recommends a Vote of “Every Year” as the Proposed Frequency.

Campbell Soup Company   |   2017 Proxy Statement   31

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

This CD&A describes our executive compensation program for the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers who are named in the summary compensation table (collectively with the CEO and CFO, “named executive officers” or “NEOs”). The Compensation and Organization Committee (“Committee”) of the Board of Directors oversees all aspects of NEO compensation, including annual incentive compensation under our Annual Incentive Plan (“AIP”) and other applicable plans, and long-term incentive compensation under our Long-Term Incentive Program (“LTI Program”). The fiscal 2017 NEOs are:

■Denise M. Morrison	President and Chief Executive Officer
■Anthony P. DiSilvestro	Senior Vice President and Chief Financial Officer
■Mark R. Alexander	President, Americas Simple Meals and Beverages
■Adam G. Ciongoli	Senior Vice President and General Counsel
■Luca Mignini	President, Global Biscuits and Snacks

33	HOW DID WE PERFORM?
33	2017 Results
33	2017 Executive Compensation Highlights

33	WHAT ARE OUR COMPENSATION PRACTICES?
33	Compensation Objectives
33	Compensation Principles and Policies
34	Compensation Governance
34	Results of 2016 Say on Pay Vote

34	HOW ARE COMPENSATION DECISIONS MADE?
34	Role of the Compensation and Organization Committee
35	Role of Management
35	Role of Independent Compensation Consultant
35	Peer Groups

37	HOW DO WE COMPENSATE OUR CEO AND OTHER NEOs?
37	Compensation Elements
38	Base Salary
38	Annual Incentive Compensation
41	Long-Term Incentive Compensation
42	Fiscal 2017 Long-Term Incentive Program
44	Awards with Performance Periods Ending in Fiscal 2017
44	Summary of Performance-Based Awards Paid Out Following Fiscal 2017
44	Retirement Plans and Other Benefits

46	HOW DO WE MANAGE RISKS RELATED TO OUR COMPENSATION PROGRAM?
46	Risk Assessment — Incentive Compensation Programs
46	Executive Stock Ownership
46	Tax Implications
47	Policies Prohibiting Hedging or Pledging of Company Securities
47	Incentive Compensation Clawback Policy

32   www.campbellsoupcompany.com

HOW DID WE PERFORM?

2017 Results

Our fiscal 2017 financial results included:

●	Net sales of $7.890 billion;
●	Earnings before interest and taxes (“EBIT”) of $1.400 billion;
●	Adjusted EBIT of $1.492 billion;
●	Earnings per share (“EPS”) of $2.89;
●	Adjusted EPS of $3.04;
●	Increased our multi-year cost savings initiative to $450 million by the end of fiscal 2020; and
●	Cumulative three-year total shareholder return (“TSR”) of 26.8%, which ranked 5th out of 11 companies in the peer group.

More information on our business performance in fiscal 2017 is available in our 2017 Form 10-K, which is included in the 2017 Annual Report to Shareholders that accompanies this proxy statement. Information on items impacting comparability is available in Appendix A, which also provides a reconciliation of adjusted EBIT and adjusted EPS, which are non-GAAP measures, to their most comparable GAAP measures.

2017 Executive Compensation Highlights

●	Based on its evaluation of our performance in fiscal 2017 against the scorecard goals described on page 40, the Committee funded the AIP pool at 65%.
●

TSR performance-restricted share units for the three-year performance period ending in fiscal 2017 vested at 125% of target based on our TSR performance relative to peers. See page 44 for additional information.

●

EPS performance-restricted share units with a fiscal 2017 performance period will vest at 100% based on our fiscal 2017 EPS results, assuming the continued service conditions are met. See page 43 for additional information.

WHAT ARE OUR COMPENSATION PRACTICES?

Compensation Objectives

The objectives of our executive compensation program are to:

●	Align the financial interests of the NEOs with those of our shareholders, in both the short and long term;
●	Provide incentives for achieving and exceeding our short-term and long-term goals;
●

Attract, motivate and retain our key executives by providing total compensation opportunities that are competitive with opportunities offered by other companies in the food, beverage and consumer products industries; and

●

Differentiate the level of compensation based on individual and business unit performance, leadership potential and level of responsibility within the organization. Individual performance is rated based upon demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities and personal contributions.

Compensation Principles and Policies

The Committee annually reviews, and the Board approves, the principles and policies for executive compensation. The principles and policies are:

●

Campbell offers a total compensation package that is designed to link pay to Company, business unit and individual performance and attract, motivate and retain talent of the caliber needed to deliver successful business performance in absolute terms and relative to competition;

●	Compensation levels are set after comparing Campbell’s pay levels and practices to the practices of the Compensation Peer Group (see page 36), which is reviewed annually by the Committee;
●

Campbell targets total annual cash compensation to the median of the Compensation Peer Group. Long-term incentives are targeted above the median. Total compensation, consisting of salary, annual incentives and long-term incentives, is targeted at 5% to 10% above the median, in the aggregate. A regression analysis is performed to adjust the compensation data for the top executive positions to take into account differences in the total revenue of various peer companies compared to our total revenue. Our competitive position is reviewed annually by the Committee;

Campbell Soup Company   |   2017 Proxy Statement   33

●

Annual incentive payments are based on our performance compared to the goals established at the beginning of the fiscal year in four measurement areas relating to our financial, marketplace, operational and strategic objectives for that year. The Committee evaluates performance compared to the annual goals and uses its discretion to determine the funding percentage for the AIP pool;

●

Long-term incentive grants are delivered in a combination of performance-restricted share units, time-lapse restricted share units and stock options, with the mix varying by level of responsibility within the organization; and

●

Senior executives have a substantial portion of their compensation at risk, based upon the achievement of the performance goals for annual incentive payments and the performance goals for long-term incentives. To further align the interests of our senior executives with those of shareholders, a higher proportion of the incentive compensation delivered to senior executives is through performance-based long-term incentives that are paid out depending upon our financial performance (see pages 42 through 43 for a description of the LTI Program).

Compensation Governance

Our executive compensation program reflects the following best practices.

WE DO	WE DO NOT
✓Maintain a strong alignment between corporate performance and compensation	✗Have an employment agreement with our CEO
✓Annually review the risk profile of our compensation programs and maintain risk mitigators	✗Pay dividends or dividend equivalents to NEOs on unearned equity awards
✓Use an independent compensation consultant retained directly by the Compensation and Organization Committee	✗Reprice stock options without the approval of Campbell shareholders
✓Use “double-trigger” change in control provisions in all incentive plans and agreements	✗Provide tax gross ups in any change-in-control agreement entered into after January 1, 2011
✓Have a policy that allows for the clawback of incentive compensation upon a material financial restatement resulting from fraud or intentional misconduct	✗Allow executive officers to hedge or pledge Campbell common stock
✓Maintain robust stock ownership guidelines for all executive officers

Results of 2016 Say on Pay Vote

At the 2016 Annual Meeting of Shareholders, we held our annual shareholder advisory vote on executive compensation, or “Say on Pay” vote. Ninety-seven percent (97%) of the votes cast were in favor of the “Say on Pay” proposal.

As the Committee evaluated our compensation principles and policies during fiscal 2017, it was mindful of this favorable outcome and our shareholders’ strong support of our compensation objectives and compensation programs. The Committee has maintained its general approach to executive compensation, and made no material changes in fiscal 2017 to the compensation principles and policies or the objectives of our compensation program. See “Item 3 – Advisory Vote on Fiscal 2017 Executive Compensation” on page 30 for additional information on the 2017 “Say on Pay” vote.

HOW ARE COMPENSATION DECISIONS MADE?

Role of the Compensation and Organization Committee

The Committee has overall responsibility for our executive compensation program. The Committee annually reviews compensation strategy, principles and policies, including the apportionment of pay between fixed compensation and incentive compensation elements, and the design of incentive compensation programs. The Committee approves all compensation and benefits for our executive officers (10 individuals, including the NEOs), authorizes the aggregate amount of annual incentive awards for all eligible participants under the AIP and the LTI Program, and authorizes the CEO to allocate awards to other participants under the AIP and the LTI Program, up to an aggregate amount. Pursuant to the terms of its charter, the Committee is authorized to delegate any of its responsibilities to subcommittees as it deems appropriate, subject to the requirements of applicable laws, regulations and shareholder approved plans. The Committee has delegated to the Chair of the Committee the authority to approve compensation actions for these executive officers between Committee meetings when necessary for business continuity purposes. The Chair of the Committee and the Chairman of the Board of Directors must jointly approve any equity grants made to executive officers between meetings.

34   www.campbellsoupcompany.com

Following the completion of the fiscal year, the Committee reviews the performance of the NEOs and approves each executive’s annual incentive payment for the just-completed fiscal year and certifies the vesting of long-term incentive awards for performance periods ending as of the just-completed fiscal year. The Committee also reviews and approves the base salary, annual incentive target and long-term incentive grant for the current fiscal year. This review of all major elements of executive compensation at one time provides the Committee with a comprehensive analysis of the target dollar amount of compensation that would be delivered by each element of compensation, assuming that the required performance goals are attained.

The Committee also reviews major organizational changes and reviews our succession planning and leadership development processes.

Role of Management

It is our customary practice for the CEO and the Senior Vice President and Chief Human Resources Officer to provide recommendations to the Committee on compensation actions for our executive officers (except for his or her own compensation actions) and on potential changes in the design of executive compensation programs. In September 2017, the CEO and the Senior Vice President and Chief Human Resources Officer recommended to the Committee compensation actions for the NEOs (other than their own positions), including AIP awards for fiscal 2017 and base salaries and LTI grants for fiscal 2018.

The Vice President and Corporate Secretary and the Senior Vice President and Chief Human Resources Officer work with the Committee to develop the annual list of agenda items and the annual schedule of meetings for the Committee, which are set prior to each fiscal year. The list of agenda items is approved by the Committee.

Role of Independent Compensation Consultant

Pursuant to its charter, the Committee is authorized to engage an outside advisor to assist in the design and evaluation of our executive compensation program, as well as to approve the fees paid to such advisor and other terms of the engagement. Prior to the retention of an outside advisor, the Committee assesses the prospective advisor’s independence, taking into consideration all relevant factors, including those factors specified in the NYSE listing standards.

In fiscal 2017, the Committee engaged FW Cook as its compensation consultant. FW Cook does not provide us with any services other than advising the Committee on executive compensation and advising the Governance Committee on non-employee director compensation. The Committee did not engage any other advisor in fiscal 2017. At the direction of the Committee, FW Cook provided advice on CEO compensation, compensation trends, governance issues and other matters of interest to the Committee during fiscal 2017. The Committee assessed FW Cook’s independence, taking into account a number of factors such as: (1) the provision of other services to Campbell by FW Cook; (2) the amount of fees received from Campbell by FW Cook as a percentage of the total revenue of FW Cook; (3) FW Cook’s policies and procedures to prevent conflicts of interest; (4) any business or personal relationship between FW Cook and the members of the Committee; (5) any ownership of Campbell stock by the individuals at FW Cook performing consulting services for the Committee; and (6) any business or personal relationship between FW Cook and any Campbell executive officer. FW Cook provided the Committee with appropriate assurances regarding its independence. Based on this analysis, the Committee has concluded that FW Cook has been independent throughout its service to the Committee and that there are no conflicts of interest.

Peer Groups

The Committee identifies both a Compensation Peer Group and a Performance Peer Group (which is a subset of the Compensation Peer Group) in designing and determining executive compensation. The Committee uses the Compensation Peer Group to evaluate the competitiveness of executive compensation and uses the Performance Peer Group to measure the competitiveness of our TSR performance.

The Compensation Peer Group consists of companies in the food, beverage and consumer products industries with whom we primarily compete for executive talent. The Performance Peer Group consists of the companies in the Standard & Poor’s Packaged Foods Group, which are independently selected by Standard & Poor’s (“S&P”) based upon the similarities of the companies’ businesses in the packaged foods industry.

The composition of the Compensation Peer Group is approved by the Committee each fiscal year after obtaining advice from its independent compensation consultant. In fiscal 2017, the Committee compared our total compensation levels with levels at the companies in Compensation Peer Group identified in the table below. Given our relatively small size in relation to many of the companies in the Compensation Peer Group, a regression analysis was performed to adjust the compensation data for the top positions for differences in the total revenues of the various companies compared to our total revenue. The Committee believes that use of the Compensation Peer Group is the most effective method to evaluate and set the compensation needed to attract, motivate and retain the executive talent needed to manage our businesses and operations successfully, because these are the primary companies with which we compete for senior executives. Use of this peer group also provides a broad database that allows Campbell to obtain accurate, representative survey information for a majority of its positions.

Campbell Soup Company   |   2017 Proxy Statement   35

The Committee also reviewed the Performance Peer Group in fiscal 2017 and continues to believe that it is the appropriate group in Campbell’s industry against which to measure our TSR performance. TSR performance of the companies in the Compensation Peer Group that are not in the packaged foods industry is more likely to be affected by economic developments that do not affect the packaged foods industry. Companies that are added to and deleted from the S&P Packaged Foods Group are automatically added to, or deleted from, the Performance Peer Group. The companies currently in the S&P Packaged Foods Group are noted in the table below; this list is also readily available through S&P.

Fiscal 2017 Compensation Peer Group & Performance Peer Group

■	Anheuser-Busch Companies, Inc.
■	The Clorox Company
■	The Coca-Cola Company
■	Colgate-Palmolive Company
■	ConAgra Foods, Inc.(1)
■	Dean Foods Company
■	Diageo North America, Inc.
■	Dr. Pepper Snapple Group, Inc.
■	General Mills, Inc.(1)
■	The Hershey Company(1)
■	Hillshire Brands Company(2)
■	Hormel, Inc.(1)
■	Johnson & Johnson Company
■	The J.M. Smucker Company(1)
■	Kellogg Company(1)
■	Kimberly-Clark Corporation
■	The Kraft Heinz Company(1)
■	Mars, Inc.
■	McCormick & Company, Inc.(1)
■	Mead Johnson Nutrition Company(3)
■	Mondelez International, Inc.(1)
■	Nestle USA, Inc.
■	PepsiCo, Inc.
■	The Procter & Gamble Company
■	Reynolds American Inc.
■	S.C. Johnson & Son, Inc.
■	Tyson Foods, Inc.(1)
■	Unilever United States, Inc.

(1)	These companies, plus Campbell, constitute the entire S&P Packaged Foods Group, the Performance Peer Group used to measure TSR performance for calculation of the payout of TSR performance-restricted share units under the LTI Program.

(2)	Hillshire Brands Company was part of the Compensation Peer Group for purposes of determining fiscal 2017 compensation. Hillshire Brands was acquired by Tyson Foods, Inc. in August 2014, and currently operates as a Tyson subsidiary. Because compensation benchmarking data is no longer available for Hillshire Brands Company, the Committee removed it from the Compensation Peer Group for fiscal 2018. Tyson Foods, Inc. will remain in the fiscal 2018 Compensation Peer Group.

(3)	Mead Johnson Nutrition Company was part of the Compensation Peer Group for purposes of determining fiscal 2017 compensation. In June 2017, Mead Johnson was acquired by a privately-held company, and was subsequently removed from the S&P Packaged Foods Group. As a result of the acquisition and removal from the S&P Packaged Foods Group, the Committee also removed Mead Johnson from the Compensation Peer Group for fiscal 2018.

36   www.campbellsoupcompany.com

HOW DO WE COMPENSATE OUR CEO AND OTHER NEOs?

Compensation Elements

The primary components of our executive compensation and benefits programs are summarized in the following table:

Element		Purpose/Objective	Additional Info
Fixed	Base Salary
●Provide a base level of compensation that is competitive in relation to the responsibilities of each executive’s position to attract the talent needed to successfully manage our business and execute our strategies
Page 38
At Risk	Annual Cash Incentive	●Motivate and reward the achievement of annual operating plan goals ●Recognize exceptional individual contribution, measured by the impact on the performance of the Company, division, function or team	Pages 38-41
Long-Term Equity Incentive
●Motivate and reward executives based upon our success in delivering superior value to our shareholders
●Retain the executive talent necessary to successfully manage our business and execute our strategies
●Align pay with performance metrics that impact long-term value creation
Pages 41-43
Benefits	Retirement Programs	●Provide retirement benefits at competitive levels consistent with programs for our broad-based employee population	Pages 44-45
Post-Termination Compensation and Benefits
●Provide market-competitive benefits to attract the talent needed to successfully manage our business and execute our strategies
●Provide a reasonable measure of financial stability in the event of involuntary termination or change in control

Pages 45-46
	Perquisites	●Provide market-competitive benefits and perquisites to attract the talent needed to successfully manage our business and execute our strategies	Page 45

The proportion of compensation delivered in each of these elements is designed to:

■put more compensation at risk based upon Company or business unit and individual performance for NEOs, whose performance is more likely to influence the results of the executive’s business unit or function, or the results of the Company as a whole;
■align NEO compensation with shareholder value creation through long-term incentives based on relative stock performance and share price appreciation;
■provide consistency over time in the proportion of compensation opportunity among the elements, while varying actual pay based upon Company, business unit and individual performance; and
■be competitive with the practices of the Compensation Peer Group in order to attract, motivate and retain key executives.

Our NEOs have a substantial portion of their compensation at risk:

CEO
	88% at-risk

Base Salary	Bonus	LTI
12%	19%	69%

Other NEOs
	76% at-risk

Base Salary	Bonus	LTI
24%	20%	56%

Campbell Soup Company   |   2017 Proxy Statement   37

Base Salary

The Committee considers a number of factors in determining individual base salaries for the NEOs, including the scope of an individual’s job responsibilities, his or her individual contributions and experience, business performance, job market conditions, the salary budget guidelines, and the individual’s current base salary as compared with those of persons in similar positions at other companies in the Compensation Peer Group, as well as within the Company. Targets for annual incentive payments and long-term incentive grants are a percentage of base salary.

Individual salaries for NEOs are reviewed each September by the Committee when it conducts its annual review of executive performance. Merit increases are generally based on the CEO’s (for executives other than the CEO) and the Committee’s assessment of individual performance. In September 2016, the Committee reviewed Ms. Morrison’s base salary compared to other CEOs in the Compensation Peer Group and increased her base salary to $1,135,000, an increase of 3.2%, effective October 1, 2016. The Committee provided this increase in recognition of Ms. Morrison’s individual performance. The Committee also provided base salary merit increases for Messrs. Alexander, Ciongoli, DiSilvestro and Mignini of 3.0%, 2.0%, 5.0%, and 2.0%, respectively. These merit increases were based on the recommendation of the CEO, took into account each individual’s performance and, in the cases of Messrs. Alexander, Ciongoli and Mignini, were consistent with the average 2.9% base salary merit increases awarded to the general employee population. In the case of Mr. DiSilvestro, the additional merit increase was intended to better align Mr. DiSilvestro’s base salary to that of other executives with a comparable position within the Compensation Peer Group. The base salaries paid to NEOs in fiscal 2017 are presented in the 2017 Summary Compensation Table on page 48.

Annual Incentive Compensation

In fiscal 2017, all NEOs received annual incentives under the Campbell Soup Company Annual Incentive Plan (“AIP”). Awards to NEOs under the AIP are determined based on Company and/or division performance and individual performance, as illustrated in the table below. A narrative discussion of each component follows.

Annual Incentive Target	Total Company Performance Score*	Individual Award Determination	Final Award
The Committee sets a target percentage for each NEO based on competitive market data. The appropriate target percentage is applied to individual base salaries to calculate a target AIP award pool.	The score is determined by the Committee based on an assessment of the Company’s balanced scorecard results. The full range of possible scores is 0-175%.	This is determined by the Committee, in the case of the CEO, and the Committee with input from the CEO for the other NEOs

Together, these determine the total approved AIP Pool		This determines an individual NEO’s “share” of the approved pool	Capped at 200% of an individual’s AIP target
*	AIP awards for NEOs who are division leaders are generally determined using a score that is weighted 40% on the assessment of total Company performance and 60% on the assessment of the division’s performance.

38   www.campbellsoupcompany.com

Annual Incentive Target

At the beginning of each fiscal year, the Committee establishes a competitive annual incentive target, expressed as a percentage of base salary, for each NEO. These percentages are at or near the median for similar executive positions at companies in the Compensation Peer Group. The sum of the individual incentive targets for all AIP participants (approximately 2,340 executives, managers and professionals) comprises the target AIP award pool. The Committee maintained the same AIP targets for the NEOs for fiscal 2017 that it used in fiscal 2016. The fiscal 2017 annual incentive targets for the NEOs were:

Name	Fiscal 2017 Annual Incentive Target (% of Base Salary)	Fiscal 2017 Annual Incentive Target ($)
Denise M. Morrison	150%	$1,702,500
Anthony P. DiSilvestro	90%	$614,250
Mark R. Alexander	90%	$648,900
Adam G. Ciongoli	80%	$571,200
Luca Mignini	80%	$568,400

Total Company Performance Score

The Committee uses a balanced scorecard approach for the AIP in which a number of quantitative and qualitative goals are established at the beginning of each fiscal year. These goals require effective execution of business plans and are designed to be challenging to attain. The goals set forth in the scorecard fall within four quadrants:

After a fiscal year has ended, the Committee assesses total Company performance in light of the scorecard goals for that year, and exercises its collective judgment in determining the total Company “score,” or percentage at which the AIP award pool will be funded that year. The AIP intentionally provides an opportunity for the Committee to exercise judgment and discretion in determining the overall Company score in order to enable the Committee to holistically consider various internal and external factors, including financial performance compared to peers. Extraordinary items, such as major restructuring and accounting changes (whether positive or negative), are considered by the Committee in determining the approved total AIP pool. The Committee’s determination of the funding of the AIP pool may range from 0% to 175%.

For fiscal 2017, performance against the financial quadrant was the predominant factor in the Committee’s overall assessment, and net sales performance was the most important metric within the financial quadrant. The Committee believes that achieving net sales growth is a critical driver to creating long-term shareholder value.

Individual Performance

Annual incentive payments made to the NEOs are determined by the Committee’s assessment of individual performance against objectives established at the beginning of the fiscal year. In the case of NEOs other than the CEO, the Committee’s assessments of individual performance are generally based on the CEO’s judgments and recommendations. The assessment of the CEO’s individual performance is made by the Committee itself, with input from all independent directors. For fiscal 2017, the CEO provided recommendations to the Committee regarding the individual performance of NEOs (other than for herself).

Fiscal 2017 AIP Scorecard and Company Performance Score

In fiscal 2017, we continued to pursue our dual strategy of strengthening our core businesses and expanding into faster-growing spaces, all while guided by our purpose — Real food that matters for life’s moments. We are pursuing this dual strategy by continuing to focus on four strategic imperatives:

●	Building greater trust with consumers through real food, transparency and sustainability;
●	Accelerating digital marketing and e-commerce efforts;
●	Continuing to diversify our portfolio in fresh foods and health and well-being; and
●	Increasing our presence in the faster-growing snacking category.

Campbell Soup Company   |   2017 Proxy Statement   39

The AIP scorecard for fiscal 2017 focused on performance goals related to the delivery of financial objectives, the execution of our dual strategy and the advancement of our strategic imperatives, and the Committee assessed our fiscal 2017 performance using this context. The table below summarizes the fiscal 2017 AIP scorecard and the performance goals included in each quadrant.

FISCAL 2017 TOTAL COMPANY BALANCED SCORECARD

Financial objectives relating to financial performance in the following areas: ■Net sales ■Adjusted EBIT ■Adjusted EPS	Marketplace objectives relating to consumer purchases of our products in our core categories

Operational objectives relating to: ■Innovation ■Customer performance ■Cost management and working capital ■Product quality and food safety	Strategic imperatives relating to: ■Real food, transparency and sustainability ■Digital and e-commerce ■Health and well-being ■Snacking ■Talent and culture

Based on its review of our fiscal 2017 financial results, our performance against the other balanced scorecard objectives and its qualitative assessment of various aspects of our performance, the Committee determined that the total Company performance score should be 65, resulting in the AIP pool being funded at 65%. The Committee believed this score appropriately recognized the steps we took in fiscal 2017 to advance our strategic priorities, while acknowledging the decline in net sales as compared to fiscal 2016, and various execution issues during the year.

The Committee’s specific assessment of our fiscal 2017 performance versus the goals in the Financial, Marketplace, Operational and Strategic Imperative quadrants, included consideration of the following:

●	Financial Performance (compared to fiscal 2016):
	○	Net sales of $7.890 billion, a 1% decrease
	○	Adjusted EBIT of $1.492 billion, a 2% increase*
	○	Adjusted EPS of $3.04, a 3% increase*
*	Adjusted EBIT and adjusted EPS are non-GAAP measures. We use non-GAAP measures for the AIP because we believe these measures facilitate a comparison of our historical operating results and show trends in our underlying operating results. These are also the measures management uses in evaluating our performance. A reconciliation of these measures to results reported in accordance with generally accepted accounting principles can be found in Appendix A.

●	Marketplace Performance:
	○	Maintained or gained share in many of our core categories

●	Operational Performance:
	○	Successfully launched a number of new products
	○	Continued to improve our processes for managing working capital

●	Performance against Strategic Imperatives:
○
Advancement of our strategic imperatives, including:
■Implemented “Real Food” changes and enhanced transparency
■Developed enterprise-wide e-commerce growth strategy
■Increased the number of health and well-being products across our portfolio and invested in new models of innovation
■Developed comprehensive snacking strategy
■Launched initiatives to cultivate a culture of innovative thinking, drive culture change, embed values and promote diversity

40   www.campbellsoupcompany.com

Fiscal 2017 CEO and NEO Annual Incentive Compensation

Denise M. Morrison

Ms. Morrison’s compensation is designed to be competitive with the CEO compensation paid by companies in the Compensation Peer Group, and her incentive compensation is directly linked to both Company performance and individual performance. In September 2017, the Committee evaluated Ms. Morrison’s fiscal 2017 performance, taking into account the Company’s performance in fiscal 2017 against the goals in the fiscal 2017 AIP scorecard, for which Ms. Morrison, as our CEO, has ultimate oversight and responsibility. The Committee also evaluated Ms. Morrison’s individual performance, as assessed by all independent directors on the Board through the CEO evaluation process, noting her leadership in the following areas: achievement of financial results and maintenance of financial controls; management of operations; advancement of the Company’s strategic imperatives; serving as an effective spokesperson for Campbell and a leader within the food industry; and effective retention and management of key talent. Based on this review, the Committee established Ms. Morrison’s fiscal 2017 AIP award as shown in the table below.

Name	Fiscal 2017 Annual Incentive Target (% of Base Salary)	Fiscal 2017 Company Performance Score	Fiscal 2017 Annual Incentive Award	Fiscal 2017 Annual Incentive Pay (% of Target)
Denise M. Morrison	150%	65%	$1,106,625	65%

Other NEOs

Each NEO has individual performance goals for fiscal 2017 against which his individual performance was assessed. Ms. Morrison provided the Committee with her assessment of each NEO’s fiscal 2017 performance and achievement relative to his individual performance goals. She also provided an assessment, where applicable, of the performance of the NEO’s division. Based on the individual performance of Messrs. Alexander, Ciongoli, DiSilvestro and Mignini, Ms. Morrison recommended, and the Committee reviewed and approved, the AIP payouts as shown in the table below.

Name	Fiscal 2017 Annual Incentive Target (% of Base Salary)	Fiscal 2017 Company/ Division Performance Score		Fiscal 2017 Annual Incentive Award	Fiscal 2017 Annual Incentive Pay (% of Target)
Anthony P. DiSilvestro	90%	65%		$399,263	65%
Mark R. Alexander	90%	72%	(1)	$457,026	70%
Adam G. Ciongoli	80%	65%		$371,280	65%
Luca Mignini	80%	68%	(1)	$386,512	68%
(1)	For purposes of determining the fiscal 2017 AIP awards for Messrs. Alexander and Mignini, the Committee used a score that was weighted 40% on its assessment of total Company performance, and 60% on the CEO’s assessment of the performance of their respective divisions.

Long-Term Incentive Compensation

Long-term incentives are typically equity awards, although cash-based awards may be made in limited circumstances. Equity grants are typically approved by the Committee each September, which is near the beginning of our fiscal year. Individual grants are based on the executive’s level of responsibility, possession of critical skills, individual performance and future leadership potential as assessed in our human resources organization planning process. The components of the LTI Program have evolved over time and are modified periodically to further the goals of the program. All shares paid out under our LTI Program are shares that were previously issued and outstanding or were reacquired by the Company.

Campbell Soup Company   |   2017 Proxy Statement   41

Fiscal 2017 Long-Term Incentive Program

Each NEO has a long-term incentive target that is expressed as a percentage of his or her base salary or a dollar amount. These targets are designed to deliver total direct compensation at 5% to 10% above the median of the Compensation Peer Group, in accordance with our Compensation Principles and Policies. The Committee reviews the LTI targets for each NEO annually. The Committee did not make any changes to the fiscal 2017 LTI targets for any of the NEOs. The fiscal 2017 long-term incentive targets for our NEOs are set forth in the table below:

Name	Fiscal 2017 LTI Target* (% of Base Salary)	Fiscal 2017 LTI Target* ($)
Denise M. Morrison	550%	$6,050,000
Anthony P. DiSilvestro	250%	$1,625,000
Mark R. Alexander	250%	$1,750,000
Adam G. Ciongoli	220%	$1,540,000
Luca Mignini	220%	$1,532,300
*	Target applicable to grants that were made on October 1, 2016, based on NEO base salaries as of August 1, 2016.

Awards granted under our long-term incentive program in fiscal 2017 to our NEOs consisted of a combination of performance-restricted share units and non-qualified stock options, as follows:

●	TSR performance-restricted share units, which are earned based upon our TSR performance over the performance period compared to the TSRs of the other companies in the Performance Peer Group;
●	EPS performance-restricted share units, which are earned based on the achievement of a threshold level of EPS during the performance period; and
●	Non-qualified stock options, which vest ratably over three years and have a ten-year exercise life from the date of the grant.

In fiscal 2017, each NEO received 50% of their target performance-based long-term incentive opportunity in TSR performance-restricted share units, 25% in EPS performance-restricted share units, and 25% in non-qualified stock options. There is no payment of dividends on restricted share units during the restriction period; instead, accumulated dividend equivalents will be paid in cash at the end of the restriction period on the units that ultimately vest. The performance-based long-term incentive awards that were granted to our NEOs during fiscal 2017 appear in the table below, and a description of each component that was granted in fiscal 2017 or that vested in whole or in part based on our fiscal 2017 performance appears in the narrative discussion following the table.

Name	TSR Performance- Restricted Share Units	EPS Performance- Restricted Share Units	Non- Qualified Stock Options	LTI Grant Value at October 1, 2016*	LTI Grant as % of Target
Denise M. Morrison	49,663	24,832	173,770	$6,050,000	100%
Anthony P. DiSilvestro	14,669	7,335	51,327	$1,787,000	110%
Mark R. Alexander	15,802	7,901	55,290	$1,925,000	110%
Adam G. Ciongoli	12,642	6,321	44,232	$1,540,000	100%
Luca Mignini	13,208	6,604	46,214	$1,609,000	105%
*	Value is based on a stock price of $60.91 for the TSR and EPS Performance-Restricted Share Units, which was the average closing price of Campbell common stock over the final 20 trading days in August 2016, and approximately $8.70 for stock options, which is 1/7 of $60.91 (stock options were granted at a 7:1 ratio, compared to share units). For information on the grant date fair value of share units and stock option awards, see the 2017 Grants of Plan-Based Awards table on page 50.

The fiscal 2017 long-term incentive awards to Ms. Morrison and Mr. Ciongoli were granted at target. Messrs. Alexander, DiSilvestro and Mignini were granted awards in excess of their target amounts based on the Committee’s evaluation of each individual’s performance and potential.

42   www.campbellsoupcompany.com

TSR Performance-Restricted Share Units

In fiscal 2017, the Committee granted 50% of the target long-term incentive awards to the NEOs in the form of TSR performance-restricted share units. The Committee believed that it was appropriate to include an element that compared our performance to an external peer group, and that linking a significant portion of long-term compensation to our TSR performance aligns the interests of NEOs with those of our shareholders. TSR performance-restricted share units are paid out based upon our TSR performance over a three-year period compared to the TSRs of the other companies in the Performance Peer Group over the same three-year period. At the time of payment, the Committee can exercise negative discretion in determining our ranking under the TSR performance-restricted share unit portion of the program in the event of extraordinary circumstances.

The grants made in fiscal 2017 have a fiscal 2017-2019 performance period. Based on the current composition of the Performance Peer Group, which has 11 companies, including Campbell, the percentage of target TSR units granted in fiscal 2017 that will be paid out at the end of the performance period based upon our TSR performance ranking is illustrated in the chart below:

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11

Percentage Payout	200%	200%	175%	150%	125%	100%	75%	50%	0%	0%	0%

EPS Performance-Restricted Share Units

In fiscal 2017, the Committee granted 25% of the target long-term incentive awards to the NEOs in the form of EPS performance-restricted share units. EPS performance-restricted share units are paid out two months following the end of each fiscal year in the three-year vesting period, provided that the adjusted EPS goal established at the time of grant is achieved. The payout of EPS performance-restricted share units is either 0 or 100%.

The EPS performance-restricted share units granted in fiscal 2017 vest in three equal installments on each of the first three anniversaries of the grant date, provided that fiscal 2017 adjusted EPS was at least $1.54, or 50% of the adjusted EPS goal approved by the Committee for the fiscal 2017 AIP and the holder meets the applicable service requirements. Fiscal 2017 adjusted EPS was $3.04, which was greater than 50% of the goal; therefore, the performance goal for all of the EPS performance-restricted units that were granted in fiscal 2017 has been met. These units will vest and will be paid out to the NEOs in three equal installments; one-third of the shares vested and were paid out at the end of September 2017, and the other two-thirds will vest and be paid out in two equal installments following the end of fiscal 2018 and 2019, provided that the executive remains employed by the Company on the date of vesting (or otherwise as provided under the terms and conditions of the grant). Please see Appendix A for a reconciliation of adjusted EPS, a non-GAAP measure, to its most comparable GAAP measure.

Non-Qualified Stock Options

In fiscal 2017, the Committee granted 25% of the target long-term incentive awards to the NEOs in the form of non-qualified stock options. The Committee believes that having stock options as a component of our LTI Program further links NEO compensation with shareholder interests and provides a compensation vehicle for NEOs that is linked to absolute share price performance. The stock options that were granted to NEO’s in fiscal 2017 will vest in equal installments on each of the first three anniversaries of the grant date, and have a 10-year exercise period. For more information on the stock options granted in fiscal 2017, see the 2017 Grants of Plan-Based Awards Table on page 50.

Time-Lapse Restricted Share Units

In fiscal 2017, Mr. Ciongoli was given expanded responsibilities with respect to our investment in Acre Venture Partners, L.P. In recognition of his expanded responsibilities, the Committee granted 10,907 time-lapse restricted share units to Mr. Ciongoli. These units will vest 1/3 on the second anniversary of the grant date and 2/3 on the third anniversary of the grant date. Time-lapse restricted share units are units that vest based on continued employment over the restriction period, which is typically two or three years. The Committee grants time-lapse restricted share units to NEOs in limited circumstances, typically (a) at the start of their employment with us in recognition of their forfeiture of long-term incentive grants from their prior employer, (b) as additional compensation when an NEO is promoted into a new role of given additional responsibilities, or (c) as an additional retention tool. For more information on this award, see the 2017 Grants of Plan-Based Awards Table on page 50.

Campbell Soup Company   |   2017 Proxy Statement   43

Awards with Performance Periods Ending in Fiscal 2017

TSR Performance-Restricted Share Units

TSR Performance-Restricted Share Units were granted in October 2014 as part of the fiscal 2015 LTI Program. These units had a fiscal 2015-2017 performance period. For the fiscal 2015-2017 performance period, the percentage of target TSR performance-restricted share units that were paid out was based upon our TSR performance ranking as illustrated in the chart below.

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11

Percentage Payout	200%	200%	175%	150%	125%	100%	75%	50%	0%	0%	0%

●	Our cumulative three-year TSR of 26.8% ranked 5th versus the peer group.
●	Based on the above criteria and our TSR performance ranking, the payout for TSR performance-restricted share units for the fiscal 2015-2017 performance period was 125% of the target amount.
●	These shares were paid out to NEOs at the end of September 2017.

EPS Performance-Restricted Share Units

The fiscal 2017 LTI Program included EPS performance-restricted share units with a performance period that ended in fiscal 2017. The performance condition for these units was met based on fiscal 2017 EPS performance, and these units will vest in three equal installments on each of the first three anniversaries of the grant date, provided that the holder meets the applicable service requirements. See page 43 for additional information on the fiscal 2017 EPS performance-restricted share units.

Summary of Performance-Based Awards Paid Out Following Fiscal 2017

The table below summarizes the performance-based restricted stock unit awards previously granted to NEOs that vested and were paid out to the NEOs following the end of fiscal 2017.

Type of Award	Year Granted	Performance Period	Percent Vested
TSR Performance-Restricted Share Units	Fiscal 2015	Fiscal 2015 — Fiscal 2017	125%
EPS Performance-Restricted Share Units	Fiscal 2015	Fiscal 2015	100	%*
EPS Performance-Restricted Share Units	Fiscal 2016	Fiscal 2016	100	%**
EPS Performance-Restricted Share Units	Fiscal 2017	Fiscal 2017	100	%***
*	This entire award was based on fiscal 2015 EPS performance. The performance condition for this award was met. One-third of the shares vested and were paid out at the end of September 2015, one-third of the shares vested and were paid out at the end of September 2016, and the final one-third vested and were paid out at the end of September 2017.
**	This entire award was based on fiscal 2016 EPS performance. The performance condition for this award was met. One-third of the shares vested and were paid out at the end of September 2016, one-third of the shares vested and were paid out at the end of September 2017, and the final one-third will vest and be paid out following the end of fiscal 2018.
***	This entire award is tied to fiscal 2017 EPS performance. The performance condition for this award was met. One-third of the shares vested and were paid out at the end of September 2017 and the other two-thirds will vest and be paid out in two equal installments following the end of fiscal 2018 and fiscal 2019.

Retirement Plans and Other Benefits

Pension Plans

Eligible NEOs participate in two defined benefit plans: (1) the Retirement and Pension Plan (“Qualified Plan”); and (2) the Mid-Career Hire Pension Plan (“MCHP”). The Qualified Plan provides funded, tax-qualified benefits up to applicable annual limits allowed under the IRC for full-time U.S. employees who commenced employment with us prior to January 1, 2011. The MCHP provides unfunded, nonqualified benefits to certain U.S.-based senior executives who were hired in the middle of their careers that attempt to replicate the pension benefits earned by similarly situated employees who instead worked their entire career at Campbell. In this regard, such executives typically forfeited future pension benefits that they would have earned if they remained with their prior employers. The MCHP also provides benefits in excess of the annual IRC

44   www.campbellsoupcompany.com

limits applicable to the Qualified Plan. MCHP benefits are offset by benefits paid under the Qualified Plan and the plans prohibit duplication of benefits. Both plans were closed to new participants, effective December 31, 2010. The eligible NEOs are Ms. Morrison and Messrs. DiSilvestro and Alexander.

Although closed to new participants, we maintain the Qualified Plan and the MCHP as a means to retain eligible employees and to provide them with a competitive level of pension benefits. The retirement plans provide eligible employees, including the eligible NEOs, the opportunity to plan for future financial needs during retirement. Under the Qualified Plan, the actual pension benefit is calculated on the same basis for all participants, and is based upon the eligible NEO’s:

●	length of service;
●	covered compensation (for example, base salary and annual incentive payments under the AIP); and
●	age at retirement.

Time-lapse restricted share units, performance-restricted share units and stock options, as well as any extraordinary remuneration, are not included in the calculation of the pension benefit under the Qualified Plan. For a more detailed discussion of the retirement plans and the accumulated benefits under these plans, see the 2017 Pension Benefits table and the accompanying narrative beginning on page 54.

NEOs who are not eligible to participate in the MCHP because they were hired or promoted into an eligible salary grade on or after January 1, 2011, may be eligible to receive an Executive Retirement Contribution. Messrs. Ciongoli and Mignini are eligible for the Executive Retirement Contribution. The Executive Retirement Contribution is a credit to the participant’s Supplemental Retirement Plan account. The amount of the Executive Retirement Contribution is calculated on the same basis for all participants using covered compensation (for example, base salary and annual incentive payments under the AIP) and is subject to vesting criteria. The Executive Retirement Contribution is consistent with our objective to attract and retain experienced senior executives to execute our strategies, and was adopted as a means to provide a competitive level of retirement benefits to executives hired following the closure of the MCHP to new participants. For a more detailed discussion of the Executive Retirement Contribution, see the narrative on page 56 following the 2017 Pension Benefits table and the 2017 Nonqualified Deferred Compensation table and accompanying narrative beginning on page 57.

Deferred Compensation Plans

The Campbell Soup Company Deferred Compensation Plan and Supplemental Retirement Plan provide an opportunity for eligible U.S.-based participants, including the NEOs, to save for future financial needs. For a more detailed discussion of the deferred compensation arrangements relating to the NEOs, see the 2017 Nonqualified Deferred Compensation table and accompanying narrative beginning on page 57.

Perquisites

Our Personal Choice Program provides quarterly cash payments to certain NEOs in lieu of reimbursements for items such as tax or estate planning services or financial planning services. The Committee believes that these payments are appropriate to reimburse executives for financial and tax planning services or other purposes so that the executives are not distracted from devoting their time and energy to their responsibilities to the Company. We provide long-term disability protection to the NEOs that is in addition to the standard long-term disability coverage provided for other employees.

We also provide transportation benefits to our CEO, including Ms. Morrison’s limited personal use of an aircraft leased by the Company through an arrangement with NetJets, Inc. (“NetJets“). The Committee believed this was appropriate because of security concerns, to enhance productivity for both the CEO and the Company, and allow the CEO a more convenient way to integrate work and life responsibilities.

We do not provide tax gross-ups on any perquisites provided to our NEOs. For additional information on all perquisites provided to the NEOs in fiscal 2017, please see the 2017 Summary Compensation Table and accompanying footnotes, which begin on page 48.

Severance Plans

The NEOs are covered by our severance plan, under which payments are based on level of responsibility and length of service. For the NEOs, the maximum payment under the plan is two times base salary. The payment and benefit levels defined in our severance plan for eligible U.S.-based salaried employees have been determined primarily by reference to the amount of time customarily required for employees who are involuntarily terminated without cause to find other employment. We believe that, due to the relative scarcity of senior executive roles, employees at higher levels in the organization generally need more time to locate comparable positions elsewhere than employees at lower levels. Assurance of a reasonable measure of financial security in the event of involuntary termination is important to candidates for executive positions, and the extent of the severance benefits offered by Campbell in comparison with those available at other companies is sometimes a significant factor in their evaluations of the attractiveness of opportunities at Campbell. For a more detailed discussion of these severance arrangements, see Potential Payments Upon Termination or Change in Control beginning on page 58.

Change in Control Benefits

We have entered into “double-trigger” Change in Control Severance Protection Agreements (“CIC Agreements”) with each of the NEOs. The CIC Agreements provide for severance pay and continuation of certain benefits should an applicable termination of employment occur in connection with and within two years following a change in control. The Committee believes that the CIC Agreements are necessary in order to retain stability in the senior executive team in the event there is a threatened or actual change in control.

Campbell Soup Company   |   2017 Proxy Statement   45

The CIC Agreements double-trigger provisions require the occurrence of the following two events in order for an executive to receive payments and benefits: (1) a change in control; and (2) the executive’s employment must be terminated involuntarily and without cause (or terminated voluntarily for good reason) within two years following a change in control.

(1)	a change in control; and
(2)	the executive’s employment must be terminated involuntarily and without cause (or terminated voluntarily for good reason) within two years following a change in control.

We also have double-trigger change in control provisions in our AIP, our long-term incentive plans and our U.S. retirement plans, and these provisions apply equally to all participants in the plans, including the NEOs.

In March 2010, the Committee determined that provisions for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits (“Gross-Up Payments”) would be eliminated in any CIC Agreement entered into after January 1, 2011. The CIC Agreements with Messrs. Ciongoli and Mignini were entered into after January 1, 2011 and do not provide for such Gross-Up Payments. All other NEOs entered into CIC Agreements prior to January 1, 2011 that provide Gross-Up Payments, if the NEO’s aggregate amount of applicable change in control-related severance payments and benefits (“CIC Payments”) is equal to, or more than, 3.10 times the amount of the NEO’s applicable “base amount” under IRC Section 280G. However, if the NEO’s aggregate amount of CIC Payments is less than 3.10 times the amount of the NEO’s applicable “base amount” under IRC Section 280G, the NEO will not receive Gross-Up Payments and the CIC Payments will be reduced, if the reduction would result in the NEO retaining a greater net after-tax value of such CIC Payments. For a more detailed discussion of these CIC Agreements, see Potential Payments Upon Termination or Change in Control, beginning on page 58.

HOW DO WE MANAGE RISKS RELATED TO OUR COMPENSATION PROGRAM?

Risk Assessment — Incentive Compensation Programs

Each year, the Committee reviews the risk profile of our compensation programs. Management completes, for review by the Committee, an assessment of our compensation programs on a global basis, with a focus on incentive compensation programs. The Committee believes that our compensation programs do not create risks that are likely to have a material adverse effect on the Company. The Committee’s assessment was based on a number of factors, including:

●	the compensation governance process that we have established,
●	the relative size of the potential payouts in the aggregate and for any individual,
●	the inclusion of a “cap” on the maximum payouts to any individual, and
●	the use of multiple metrics in the respective incentive programs.

Executive Stock Ownership

We require NEOs to own shares to further align their interests with those of shareholders. It is our policy that NEOs achieve an ownership stake that represents a significant multiple of their base salaries. Until the ownership level is achieved, NEOs must retain at least half of the after-tax value of each equity award in shares of Campbell stock upon the vesting of restricted share units or exercise of options. All NEOs are compliant with the retention requirements, and all have either met or are making meaningful progress toward their respective ownership standard. Progress toward a designated ownership standard is measured annually.

The share ownership requirements for NEOs are listed below. The ownership standard is expressed as a multiple of salary that is determined based on organization level or salary grade. Establishing ownership standards as a multiple of base salary links the program with pay actions (i.e., base salary increases), and ensures that ownership objectives remain competitive. The ownership multiples have been set at market median.

Stock Ownership Requirement as Multiple of Base Salary

Executives may count toward these requirements the value of shares beneficially owned and shares and share units that are deferred and fully vested in the 401(k) plan and other deferred compensation programs. Unvested restricted share units and unexercised stock options are not counted in calculating ownership.

Tax Implications

IRC Section 162(m) limits the tax deductibility of compensation paid to an NEO (excluding the CFO) to $1 million, except to the extent the compensation is qualified performance-based compensation. The Committee’s policy is to structure compensation such that it is deductible under IRC Section 162(m), except where the Committee determines that it would not be in the best interests of the Company and our shareholders. A tax deduction is not available under IRC Section 162(m) for the incremental amount of the base salary of an NEO (other than the CFO) that exceeds $1 million. In

46   www.campbellsoupcompany.com

general, the Committee establishes performance goals for the AIP and LTI Program that are designed to qualify the annual and long-term incentives awarded to our NEOs as deductible under IRC Section 162(m).

For the fiscal 2017 AIP, in order for any NEO to be eligible for a bonus award under the AIP, the Company’s fiscal 2017 adjusted EPS had to be at least $1.54, or 50% of the adjusted EPS goal approved by the Committee for the fiscal 2017 AIP scorecard. In order for any NEO to be eligible for an award above target and up to the maximum bonus award under the AIP (200% of target), the Company’s fiscal 2017 adjusted EPS had to be at least $2.46, or 80% of the adjusted EPS goal approved by the Committee for the fiscal 2017 AIP scorecard. These performance goals were designed to qualify payments under the AIP as deductible under IRC Section 162(m). Fiscal 2017 adjusted EPS was $3.04, which was greater than both the 50% goal and the 80% goal; thereby providing a bonus opportunity for all NEOs up to 200% of target. In awarding individual bonus amounts below 200% (see the tables on page 41 for fiscal 2017 AIP awards to NEOs as a percent of target), the Committee exercised allowable negative discretion. Please see Appendix A for a reconciliation of adjusted EPS, a non-GAAP measure, to its most comparable GAAP measure.

For the fiscal 2017 LTI Program, the Committee awarded TSR performance-restricted share units and EPS performance-restricted share units to the NEOs. The TSR performance-restricted share units will be paid out based upon our TSR performance over the three-year performance period (fiscal 2017-fiscal 2019) as compared to the TSRs of the other companies in the Performance Peer Group over the same three-year period. The EPS performance-restricted share units will be paid out based upon our adjusted EPS performance during the fiscal 2017 performance period. These performance goals are designed to qualify the payment of TSR performance-restricted shares units and EPS performance-restricted share units as deductible under IRC Section 162(m).

Policies Prohibiting Hedging or Pledging Company Securities

Our policies prohibit directors and executive officers from hedging the economic risk associated with fully owned shares, restricted share units and unexercised stock options. We also have a policy that prohibits pledging of shares by directors and executive officers, with an exception for pledge arrangements that were established prior to September 25, 2013. No executive officers have any existing pledge agreements.

Incentive Compensation Clawback Policy

In September 2017, the Board approved the Campbell Soup Company Incentive Compensation Clawback Policy (“Clawback Policy”) to better align our compensation practices with our shareholders’ interests and ensure that incentive compensation is based upon accurate financial information. Our Clawback Policy, which covers all executive officers (including the NEOs), allows for recovery of cash and equity incentive compensation in the event the Company is required to prepare a material financial restatement due to fraud or intentional misconduct.

The Committee has sole discretion to determine whether and how to apply the Clawback Policy. In determining whether to recover compensation, the Committee will consider whether the executive officer received incentive compensation based on the original financial results that was in excess of the incentive compensation that should have been received based on the restated financial results. The Committee will also consider the accountability of the individual executive officer for the restatement, including whether the individual engaged in fraud or intentional misconduct.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

The Compensation and Organization Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on such reviews and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Organization Committee
Nick Shreiber, Chair
Fabiola R. Arredondo
Bennett Dorrance
Randall W. Larrimore
Marc B. Lautenbach
Keith R. McLoughlin

Campbell Soup Company   |   2017 Proxy Statement   47

EXECUTIVE COMPENSATION TABLES

2017 Summary Compensation Table

The following Summary Compensation Table provides information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (“named executive officers” or “NEOs”) for fiscal 2017. Information is only included for Mr. Ciongoli for those years within the last three fiscal years in which he was an NEO. For a complete understanding of the table, please read the footnotes and narrative disclosures that follow the table.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Denise M. Morrison President and Chief Executive Officer	2017	$1,129,167	$0	$3,321,712	$1,305,812	$1,106,625	$1,634,018	$426,427	$8,923,761
	2016	$1,100,000	$0	$5,367,165	$1,683,813	$1,980,000	$2,380,998	$420,205	$12,932,181
	2015	$1,091,667	$0	$5,437,927	$0	$1,416,800	$1,296,770	$182,313	$9,425,477
Anthony P. DiSilvestro Senior Vice President and Chief Financial Officer	2017	$677,083	$0	$981,157	$385,702	$399,263	$805,609	$92,465	$3,341,279
	2016	$642,500	$0	$1,481,533	$464,786	$702,000	$1,396,933	$84,510	$4,772,262
	2015	$587,733	$0	$1,381,046	$0	$551,034	$515,003	$72,042	$3,106,858
Mark R. Alexander President, Americas Simple Meals and Beverages	2017	$717,500	$0	$1,056,909	$415,482	$457,026	$354,314	$95,873	$3,097,104
	2016	$696,667	$0	$1,774,267	$556,630	$774,900	$1,024,862	$82,421	$4,909,747
	2015	$657,875	$0	$2,197,404	$0	$474,147	$508,099	$80,218	$3,917,743

Adam G. Ciongoli Senior Vice President and General Counsel	2017	$711,667	$0	$1,468,889	$332,386	$371,280	$0	$269,307	$3,153,529
	2016	$700,000	$600,000	$1,366,206	$428,605	$672,000	$0	$148,645	$3,915,456

Luca Mignini President, Global Biscuits and Snacks	2017	$708,167	$0	$883,411	$347,280	$386,512	$0	$270,002	$2,595,372
	2016	$693,125	$0	$1,454,884	$456,439	$666,900	$0	$268,463	$3,539,811
	2015	$674,042	$0	$1,938,748	$0	$687,611	$0	$223,906	$3,524,307

(1)	Mr. Ciongoli joined the Company in July 2015. The amount reported in this column for Mr. Ciongoli for fiscal 2016 represents a one-time cash payment in recognition of his forfeiture of equity awards and other income from Mr. Ciongoli’s prior employment.

(2)	The amounts reported in this column represent the aggregate grant date fair value of the stock awards granted to each NEO, calculated in accordance with FASB ASC Topic 718, for the listed fiscal year. The assumptions we used in calculating these amounts are included in Note 17 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended July 30, 2017 (“2017 Form 10-K”). The amounts reported in the Summary Compensation Table for these awards assume a future payout at the target level and may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on our actual operating and TSR performance and the NEO’s continued employment.

If our performance results in a future payout at the maximum level (200% of target), the aggregate grant date fair value of the stock awards granted in fiscal 2017 would have been as follows: Ms. Morrison, $5,285,114; Mr. DiSilvestro, $1,561,088; Mr. Alexander, $1,681,633; Mr. Ciongoli, $1,968,684; and Mr. Mignini, $1,405,582.

For additional information on grant date fair value and estimated future payouts of stock awards, see the 2017 Grants of Plan-Based Awards table on page 50, and to see the value of stock awards actually realized by the NEOs in fiscal 2017, see the 2017 Option Exercises and Stock Vested table on page 53.

(3)	The amounts reported in this column represent the grant date fair value of the option awards, calculated in accordance with FASB ASC Topic 718, for the listed fiscal year. The assumptions we used in calculating these amounts are included in Note 17 to the Consolidated Financial Statements in our 2017 Form 10-K. No option awards were granted during fiscal 2015. For additional information on grant date fair value of option awards, see the 2017 Grants of Plan-Based Awards table on page 50.

(4)	The amounts reported in this column for each NEO reflect the amounts earned and paid under the AIP. Payments under the AIP were determined as described in the CD&A beginning on page 38.

(5)	The change in pension amounts reported for fiscal 2017 are comprised of changes between August 1, 2016 and July 30, 2017 in the actuarial present value of the accumulated pension benefits for each eligible NEO. Eligible NEOs receive pension benefits under the same formula applied to all eligible U.S.-based salaried employees, except for benefits accrued under the MCHP. The assumptions used in calculating the change in pension value are described on page 56.

48   www.campbellsoupcompany.com

The values reported in this column are theoretical, as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing our consolidated audited financial statements for the years ended July 31, 2016 and July 30, 2017. The Qualified Plan and MCHP utilize different methods of calculating actuarial present value for the purpose of determining a lump-sum payment, if any, to be paid under each pension plan. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that an NEO will actually accrue under the Qualified Plan and/or MCHP, as applicable, during any given year. Messrs. Ciongoli and Mignini are not eligible to participate in either the Qualified Plan or MCHP. The material provisions of our pension plans and deferred compensation plans are described beginning on page 54 and on page 57.

No NEO received above-market earnings (as this term is defined by the SEC) on their nonqualified deferred compensation accounts during fiscal 2017.

(6)	The amounts reported in this column reflect, for each NEO, the sum of (i) the incremental cost to Campbell of all perquisites and other personal benefits; (ii) any amounts contributed by Campbell to the applicable 401(k) plan and any 401(k) supplemental program, which are part of our deferred compensation plans; (iii) Executive Retirement Contributions; and (iv) any premiums paid by Campbell for executive long-term disability benefits.

The following table outlines those (i) perquisites and other personal benefits and (ii) all other additional compensation required by the SEC rules to be separately quantified:

Name	401(k) Company Contribution	401(k) Supplemental Company Contribution(a)	Executive Retirement Contribution(b)	Long- Term Disability	Perquisites(c)		Total
Denise M. Morrison	$10,800	$113,531	$0	$5,574	$296,522	(d)	$426,427
Anthony P. DiSilvestro	$10,800	$44,330	$0	$5,335	$32,000		$92,465
Mark R. Alexander	$10,800	$48,874	$0	$4,199	$32,000		$95,873
Adam G. Ciongoli	$18,900	$77,932	$138,331	$2,144	$32,000		$269,307
Luca Mignini	$19,173	$77,330	$137,471	$4,028	$32,000		$270,002

(a)	See page 57 for a description of the supplemental 401(k) program.

(b)	This amount is unvested and is subject to forfeiture if the vesting criteria are not met. See page 56 for a description of the Executive Retirement Contribution.

(c)	The amounts in this column represent the perquisites provided to each NEO, including $48,000 of personal benefits paid to Ms. Morrison under our Personal Choice program, and $32,000 of personal benefits paid to each of Messrs. DiSilvestro, Alexander, Ciongoli and Mignini under our Personal Choice program. See page 45 for a description of the Personal Choice program.

(d)	The amount disclosed for Ms. Morrison includes: the $48,000 Personal Choice payment described above, $188,001 of expenses associated with personal use of an aircraft leased through NetJets at the applicable hourly rate charged to the Company by NetJets, and $60,521 of expenses associated with personal use of a Company-owned vehicle which was calculated based on total compensation paid by the Company to the driver plus total vehicle costs incurred by the Company (including fuel, tolls, maintenance and depreciation) multiplied by the percentage of time Ms. Morrison utilized the vehicle for personal or commuting purposes.

Campbell Soup Company   |   2017 Proxy Statement   49

2017 Grants of Plan-Based Awards

The table below shows the awards granted to our NEOs during fiscal 2017 under the AIP and LTI Program.

			Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: # of Stock Units (#)	All Other Option Awards: # of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/sh)(4)	Closing Price on Grant Date ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards(6) ($)
Name	Award Type	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Denise M.	AIP	—	—	$0	$1,702,500	$3,405,000	—	—	—	—	—	—		—
Morrison	TSR Grant	10/1/2016	9/21/2016	—	—	—	24,831	49,663	99,326	—	—	—		$1,963,402
	EPS Grant	10/1/2016	9/21/2016	—	—	—	24,832	24,832	24,832	—	—	—		$1,358,310
	Stock Option	10/1/2016	9/21/2016	—	—	—	—	—	—	—	173,770	$54.65	$54.70	$1,305,812
Anthony P.	AIP	—	—	$0	$614,250	$1,228,500	—	—	—	—	—	—		—
DiSilvestro	TSR Grant	10/1/2016	9/21/2016	—	—	—	7,334	14,669	29,338	—	—	—		$579,932
	EPS Grant	10/1/2016	9/21/2016	—	—	—	7,335	7,335	7,335	—	—	—		$401,225
	Stock Option	10/1/2016	9/21/2016	—	—	—	—	—	—	—	51,327	$54.65	$54.70	$385,702
Mark R.	AIP	—	—	$0	$648,900	$1,297,800	—	—	—	—	—	—		—
Alexander	TSR Grant	10/1/2016	9/21/2016	—	—	—	7,901	15,802	31,604	—	—	—		$624,724
	EPS Grant	10/1/2016	9/21/2016	—	—	—	7,901	7,901	7,901	—	—	—		$432,185
	Stock Option	10/1/2016	9/21/2016	—	—	—	—	—	—	—	55,290	$54.65	$54.70	$415,482
Adam G.	AIP	—	—	$0	$571,200	$1,142,400	—	—	—	—	—	—		—
Ciongoli	TSR Grant	10/1/2016	9/21/2016	—	—	—	6,321	12,642	25,284	—	—	—		$499,795
	EPS Grant	10/1/2016	9/21/2016	—	—	—	6,321	6,321	6,321	—	—	—		$345,759
	Stock Option	10/1/2016	9/21/2016	—	—	—	—	—	—	—	44,232	$54.65	$54.70	$332,386
	Time-Lapse
	Grant	12/1/2016	11/7/2016	—	—	—	—	—	—	10,907	—	—		$623,335
Luca	AIP	—	—	$0	$568,400	$1,136,800	—	—	—	—	—	—		—
Mignini	TSR Grant	10/1/2016	9/21/2016	—	—	—	6,604	13,208	26,416	—	—	—		$522,172
	EPS Grant	10/1/2016	9/21/2016	—	—	—	6,604	6,604	6,604	—	—	—		$361,239
	Stock Option	10/1/2016	9/21/2016	—	—	—	—	—	—	—	46,214	$54.65	$54.70	$347,280

(1)	The amounts listed under the Estimated Possible Payments under Non-Equity Incentive Plan Awards columns represent the minimum, target and maximum payouts for each executive for fiscal 2017 under the applicable annual incentive plan.

(2)	The Committee sets dollar targets for grants to NEOs under the LTI Program. The dollar targets may be expressed as a percentage of salary or as some other amount and converted to units based upon Campbell’s average closing stock price during the last 20 trading days in the month of August prior to the grant date, which was $60.91 for the fiscal 2017 grants.

The performance period for TSR performance-based grants made during fiscal 2017 is fiscal years 2017-2019, and these grants represent 50% of each NEO’s fiscal 2017 LTI target. The performance period for EPS performance-based grants made during fiscal 2017 is fiscal year 2017, and these grants represent 25% of NEO’s fiscal 2017 LTI target. The target units are credited to the NEOs on the grant date. For units granted in fiscal 2017, dividend equivalents will not be paid on the units during the performance period. Instead, accumulated dividend equivalents will be paid in cash on the restricted share units that vest at the end of the performance period when the grants are paid out.

The Committee certifies the attainment of performance goals, and any earned shares are distributed to participants following the end of the applicable performance period. See the description in the CD&A beginning on page 42 for information about targets, performance goals and payment of shares. The grants have specific rules related to the treatment of the units in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. These provisions are described under Potential Payments Upon Termination or Change in Control beginning on page 58.

(3)	The stock options have 10-year terms and vest ratably over a three-year period, with one-third vesting on each of the first three anniversaries of the grant date. The option awards represent 25% of each NEO’s fiscal 2017 LTI target, assuming one restricted stock unit has equivalent grant value to seven stock options.

(4)	The exercise price shown in this column for the options granted on October 1, 2016 is based on the average of the high and low trading prices of the Company’s common stock on the NYSE on September 30, 2016, the trading day closest to the grant date.

(5)	The closing price shown in this column for the options granted on October 1, 2016 is the closing price of the Company’s common stock on the NYSE on September 30, 2016, the trading day closest to the grant date.

(6)	The amounts reported in this column represent the grant date fair value of the stock and option awards granted in fiscal 2017, calculated in accordance with FASB ASC Topic 718. The assumptions we used in calculating these amounts are included in Note 17 to the Consolidated Financial Statements in our 2017 Form 10-K.

50   www.campbellsoupcompany.com

2017 Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock options and restricted share units by each of the NEOs at fiscal year-end. This table includes exerciseable and unexerciseable stock options, unvested time-lapse restricted share units, unvested performance-restricted share units and unvested equity incentive plan awards. Each equity grant is shown separately for each NEO. The market value of stock awards is based on the closing market price of our common stock on July 28, 2017, which was $52.85. The performance-restricted share units, which were initially granted on October 1, 2014, October 1, 2015 and October 1, 2016, are subject to specific goals during the applicable performance period as explained in the CD&A beginning on page 42. The footnotes below the table describe the vesting schedules.

For additional information about the awards, see the description of the LTI Program in the CD&A beginning on page 42.

	Option Awards						Stock Awards
Name	Grant Date for Options	Number of Securities Underlying Unexercised Options(#) Exerciseable	Number of Securities Underlying Unexercised Options(#) Unexerciseable		Option Exercise Price ($)	Option Expiration Date	Grant Date for Stock Units		Number of Unvested Stock Units (#)	Market Value of Unvested Stock Units ($)	Equity Incentive Plan Awards: Number of Unvested Unearned Stock Units (#)	Equity Incentive Plan Awards: Market Value of Unvested Unearned Stock Units ($)
Denise M.	10/1/2016	0	173,770	(1)	$54.65	10/1/2026	10/1/2014	(2)	102,797	$5,432,821
Morrison	10/1/2015	81,828	163,658	(1)	$50.205	10/1/2025	10/1/2014	(3)	14,761	$780,119
							10/1/2015	(3)	20,458	$1,081,205
							10/1/2016	(3)	24,832	$1,312,371
							10/1/2015	(4)			61,371	$3,243,457
							10/1/2016	(5)			24,831	$1,312,318
Anthony P.	10/1/2016	0	51,327	(1)	$54.65	10/1/2026	10/1/2014	(2)	26,106	$1,379,702
DiSilvestro	10/1/2015	22,587	45,175	(1)	$50.205	10/1/2025	10/1/2014	(3)	3,749	$198,135
							10/1/2015	(3)	5,647	$298,444
							10/1/2016	(3)	7,335	$387,655
							10/1/2015	(4)			16,941	$895,332
							10/1/2016	(5)			7,334	$387,602
Mark R.	10/1/2016	0	55,290	(1)	$54.65	10/1/2026	10/1/2014	(2)	32,088	$1,695,851
Alexander	10/1/2015	27,050	54,102	(1)	$50.205	10/1/2025	10/1/2014	(3)	4,608	$243,533
							10/1/2015	(3)	6,763	$357,425
							10/1/2016	(3)	7,901	$417,568
							10/1/2015	(4)			20,288	$1,072,221
							10/1/2016	(5)			7,901	$417,568
Adam G.	10/1/2016	0	44,232	(1)	$54.65	10/1/2026	8/1/2015	(6)	29,124	$1,539,203
Ciongoli	10/1/2015	20,829	41,658	(1)	$50.205	10/1/2025	12/1/2016	(6)	10,907	$576,435
							10/1/2015	(3)	5,208	$275,243
							10/1/2016	(3)	6,321	$334,065
							10/1/2015	(4)			15,622	$825,623
							10/1/2016	(5)			6,321	$334,065
Luca	10/1/2016	0	46,214	(1)	$54.65	10/1/2026	10/1/2014	(2)	27,200	$1,437,520
Mignini	10/1/2015	22,181	44,364	(1)	$50.205	10/1/2025	10/1/2014	(3)	3,906	$206,432
							10/1/2015	(3)	5,546	$293,106
							10/1/2016	(3)	6,604	$349,021
							10/1/2015	(4)			16,636	$879,213
							10/1/2016	(5)			6,604	$349,021

(1)	These options were not exerciseable at the end of fiscal 2017. The options vest ratably over a three-year period, with one-third vesting on each of the first three anniversaries of the grant date. One-third of the options vested on September 30, 2017.

(2)	These are TSR performance-restricted share units that were granted in fiscal 2015 with a fiscal 2015-2017 performance period. The awards are shown at 125% of target. The fiscal 2015-2017 performance period ended on July 28, 2017. The Committee met on August 22, 2017 to evaluate our TSR performance over the fiscal 2015-2017 performance period. Based on our TSR performance over the fiscal 2015-2017 performance period, the Committee certified the payout of the fiscal 2015 TSR performance-restricted share units at 125% on September 30, 2017, the vesting date. Please see page 44 of the CD&A for additional information on the fiscal 2015 TSR performance-restricted share units.

Campbell Soup Company   |   2017 Proxy Statement   51

(3)	These are EPS performance-restricted share units that were granted in fiscal 2015, fiscal 2016 and fiscal 2017. The awards are shown at 100% of target. The fiscal 2015 and fiscal 2016 shares vested at 100%, based on EPS performance during fiscal 2015 or fiscal 2016, as applicable. The fiscal 2017 performance period ended on July 30, 2017. The Committee met on August 22, 2017 to evaluate our EPS performance for the fiscal 2017 performance period. Based on our EPS performance for fiscal 2017 compared to the target established at the beginning of the performance period, the Committee certified the payout of these EPS performance-restricted share units at 100% on September 30, 2017, the vesting date. Please see pages 43 and 44 of the CD&A for additional information on the EPS performance-restricted share units.

(4)	These are TSR performance-restricted share units that were granted in fiscal 2016 with a fiscal 2016-2018 performance period. Because our TSR performance as of the end of fiscal 2017 exceeded the performance measure required for payment at threshold, these awards are shown at target. The extent to which these awards will vest and be paid out following the end of the fiscal 2016-2018 performance period will depend on our actual TSR performance over the full performance period. In addition, the grantee must remain employed through September 30, 2018 for the award to vest.

(5)	These are TSR performance-restricted share units that were granted in fiscal 2017 with a fiscal 2017-2019 performance period. Because our TSR performance as of the end of fiscal 2017 failed to meet the performance measure required for payment at threshold, these awards are shown at threshold (50% of target). The extent to which these awards will vest and be paid out following the end of the fiscal 2017-2019 performance period will depend on our actual TSR performance over the full performance period. In addition, the grantee must remain employed through September 30, 2019 for the award to vest.

(6)	These are time-lapse restricted shares which vest as follows:

Name	Grant Date	Vesting Schedule
Adam G. Ciongoli	8/1/2015	50% vested on 8/1/2016 and
50% vested on 8/1/2017
	12/1/2016	1/3 will vest on 12/1/2018 and
2/3 will vest on 12/1/2019

52   www.campbellsoupcompany.com

2017 Option Exercises and Stock Vested

The following table provides information on the number of shares acquired by each NEO upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax. No NEOs exercised stock options during fiscal 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Denise M. Morrison(1)	91,139	$4,956,139
Anthony P. DiSilvestro(2)	15,123	$822,389
Mark R. Alexander(3)	37,690	$2,135,376
Adam G. Ciongoli(4)	31,727	$1,955,102
Luca Mignini(5)	30,287	$1,732,800

(1)	Ms. Morrison received an aggregate of 91,139 shares at a market price of $54.38 per share on September 30, 2016, upon the vesting of 35,802 TSR performance-restricted share units, 16,708 strategic performance-restricted share units and 38,629 EPS performance-restricted share units.

(2)	Mr. DiSilvestro received an aggregate of 15,123 shares at a market price of $54.38 per share on September 30, 2016, upon the vesting of 4,628 TSR performance-restricted share units, 2,159 strategic performance-restricted share units and 8,336 EPS performance-restricted share units.

(3)	Mr. Alexander received an aggregate of 26,761 shares at a market price of $54.38 per share on September 30, 2016, upon the vesting of 10,160 TSR performance-restricted share units, 4,741 strategic performance-restricted share units and 11,860 EPS performance-restricted share units. Mr. Alexander also received 10,929 shares at a market price of $62.23 per share on February 1, 2017, upon the vesting of time-lapse restricted share units.

(4)	Mr. Ciongoli received 29,124 shares at a market price of $62.27 per share on August 1, 2016, upon the vesting of time-lapse restricted share units. Mr. Ciongoli also received 2,603 shares at a market price of $54.38 per share on September 30, 2016 upon the vesting of EPS performance-restricted share units.

(5)	Mr. Mignini received an aggregate of 19,358 shares at a market price of $54.38 per share on September 30, 2016, upon the vesting of 6,863 TSR performance-restricted share units, 3,202 strategic performance-restricted share units and 9,293 EPS performance-restricted share units. Mr. Mignini also received 10,929 shares at a market price of $62.23 on February 1, 2017, upon the vesting of time-lapse restricted share units.

Campbell Soup Company   |   2017 Proxy Statement   53

2017 Pension Benefits

Eligible NEOs participate in two defined benefit plans: (1) the Retirement and Pension Plan (“Qualified Plan”) and (2) the Mid-Career Hire Pension Plan (“MCHP”). Messrs. Ciongoli and Mignini are not eligible to participate in either plan, as both plans were closed to new participants prior to the start of their respective employment with Campbell.

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Denise M. Morrison	Retirement and Pension Plan	14.3		$367,547		$0
	Mid-Career Hire Pension Plan	14.3		$12,088,362		$0
Anthony P. DiSilvestro	Retirement and Pension Plan	21.2		$796,497		$0
	Mid-Career Hire Pension Plan	21.2		$5,515,386		$0
Mark R. Alexander	Retirement and Pension Plan	27.3	(1)	$861,463	(2)	$0
	Mid-Career Hire Pension Plan	27.3	(1)	$3,958,140	(2)	$0
Adam G. Ciongoli	Not applicable	0		$0		$0
	Not applicable	0		$0		$0
Luca Mignini	Not applicable	0		$0		$0
	Not applicable	0		$0		$0

(1)	Number of Years of Credited Service reflects all of Mr. Alexander’s years of service with Campbell, including service outside of the U.S.

(2)	Present Value of Accumulated Benefit includes all amounts credited to Mr. Alexander in Campbell’s U.S. pension plans, with an actuarial offset for the value of Mr. Alexander’s accrued benefit in the Campbell Canada Pension Plan.

The Qualified Plan

The Qualified Plan was established and designed to provide funded, tax-qualified pension benefits for eligible U.S.-based employees up to the applicable annual limits allowed under the IRC. The Qualified Plan became a cash balance pension plan on May 1, 1999. Participants who had an accrued benefit as of April 30, 1999 (including Mr. Alexander and Mr. DiSilvestro) are eligible to receive the greater of their pension benefit under the prior benefit formula, which is based on final average pay, or the cash balance benefit. Employees who became participants in the Qualified Plan on or after May 1, 1999 (including Ms. Morrison) are instead eligible only for the cash balance benefit. The pension benefits calculated under the prior benefit formula based on final average pay were frozen on April 30, 2014.

In January 2010, the Board took action to close the Qualified Plan to new participants, effective December 31, 2010, and, instead, offer eligible employees new enhancements to our 401(k) plan. This action is consistent with our efforts to move towards defined contribution plans as the vehicle for offering retirement benefits to its employees. As a result of this action, Messrs. Ciongoli and Mignini do not participate in the Qualified Plan. The Qualified Plan remains available to all active participants as of December 31, 2010, including Ms. Morrison and Messrs. Alexander and DiSilvestro.

A participant in the Qualified Plan receives a plan account consisting of an opening account balance, pay credits and interest credits.

●

Opening Account Balance: If an employee was an active participant on April 30, 1999, he or she received an opening account balance consisting of an age 65 benefit accrued under the Qualified Plan as of December 31, 1998, converted to a lump-sum cash value using an interest rate of 5.25% and the 1983 unisex Group Annuity Mortality table. If an employee became a participant on or after May 1, 1999, the opening account balance is zero.

●

Pay Credits: Pay credits equal a percentage of a participant’s eligible compensation, which is limited by the IRC and described in more detail below in this section. Pay credits are credited as of the last day of each calendar year and made based upon the following formula:

Age as of December 31 of Prior Calendar Year	Pay Credit Rate
Less than 30	4.5%
30 but less than 40	5.5%
40 but less than 50	7.0%
50 but less than 60	8.0%
60 or more	9.0%

54   www.campbellsoupcompany.com

If a participant terminates employment before the end of a calendar year, he or she will be credited with pay credits as of the last day of the month in which employment ended.

●

Interest Credits: Interest is credited to a participant’s cash balance account as of the last day of each calendar year and is based on the average annual yield on the 30-year U.S. Treasury securities for November of the prior calendar year. Interest credits will never be less than 2.5% or more than 10%.

Eligible compensation includes non-deferred base pay and AIP payments, and deferred compensation attributable to pre-tax contributions to the Company’s applicable welfare cafeteria plan and 401(k) plan, respectively. Under the Qualified Plan, participating NEOs are not eligible for unreduced benefits before attaining the normal retirement age of 65. The exceptions are Mr. Alexander and Mr. DiSilvestro, who will each be eligible for an unreduced benefit after attaining age 62. In addition, we do not credit extra service beyond the actual years of an employee’s participation in the plan. Qualified Plan participants are 100% vested in their accrued benefit after attaining three years of service. Lump-sum payments are available as a form of distribution under the Qualified Plan.

The Present Value of Accumulated Benefit is the lump-sum present value of the annual pension benefit that was earned as of July 30, 2017 and that would be payable at age 65. The present value of accumulated benefits for the Qualified Plan was determined in this manner for Ms. Morrison, but not for Mr. Alexander and Mr. DiSilvestro. Because Mr. Alexander and Mr. DiSilvestro had an accrued benefit on April 30, 1999, their benefits are determined using the prior benefit formula of 1% of their Final Average Pay (up to the Social Security Covered Compensation amount) plus 1.5% of their Final Average Pay in excess of the Social Security Covered Compensation times their years of service. Final Average Pay is the average of eligible compensation earned in the highest five calendar years, whether or not consecutive, during the last ten years of employment. Social Security Covered Compensation is the un-indexed average of the taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant ceases to be employed by us. Under the prior benefit formula, if a participant continues to work for Campbell until at least age 55 with five years of service, the benefit is reduced 5% per year for each year that the benefit commences prior to age 62. If the participant terminates employment after attaining age 62, he or she is eligible for an unreduced benefit. The present value of Mr. Alexander’s and Mr. DiSilvestro’s accumulated benefit is the lump-sum present value of the annual pension benefit that was earned as of July 30, 2017, and that would be payable at age 62.

The Mid-Career Hire Pension Plan

The MCHP was established as an unfunded, nonqualified plan for certain U.S.-based senior executives. It was intended to provide a participant who was hired in the middle of his or her career with pension benefits that attempt to replicate the pension benefits earned by a similarly situated employee who instead worked his or her entire career for Campbell. We established the MCHP to attract and retain more experienced executives who typically would have to forfeit future pension benefits from their prior employers if they joined our Company and thus, would otherwise be unable to accumulate a full pension benefit over an entire career with a single employer. The MCHP also provides benefits in excess of the annual IRC limits that are applicable to the Qualified Plan.

The benefit provided under the MCHP is payable as an annuity beginning on the first day of the seventh month following termination of employment. Depending on a participant’s age and years of service, he or she will be eligible to receive an MCHP benefit under either the income replacement formula, or the excess benefit formula. If a participant satisfies the eligibility criteria such that he or she is eligible for an MCHP benefit under both formulas, the formula resulting in the higher benefit will apply.

Income Replacement Formula

A participant hired or promoted into an eligible salary grade on or before December 31, 2010 and who is age 55 with at least five years of employment is eligible for an MCHP benefit under the income replacement formula. If such a participant terminates employment on or after age 62, the MCHP benefit is calculated as an annual single life annuity equal to 37.5% of a participant’s Adjusted Final Pay reduced by the Qualified Plan benefit. If the participant terminates before age 62, the single life annuity will be reduced by 5% per year for each year that the benefit commences prior to age 62. Adjusted Final Pay is equal to the average of eligible compensation earned in the highest five calendar years, whether or not consecutive, during the last 10 years of a participant’s career as a covered employee. Participants are eligible for unreduced pensions under the income replacement formula beginning at age 62.

Excess Benefit Formula

A participant hired or promoted into an eligible salary grade on or before December 31, 2010 and who had at least three years of service is eligible for an MCHP benefit under the excess benefit formula. If such a participant terminates employment on or after three years of service, the benefit is calculated using the pension formula under the Qualified Plan described above but only on eligible compensation in excess of the annual IRC limit on compensation. Participants shall receive reduced pensions under the excess benefit formula if they begin to receive payments before normal retirement age, which is age 65.

The MCHP defines eligible compensation in the same manner as in the Qualified Plan. In addition, the MCHP provides benefit accruals on base pay or AIP payments that are deferred. Ms. Morrison and Mr. DiSilvestro are vested in the MCHP benefit using the income replacement formula as they have satisfied the age and service criteria. We do not grant extra years of service for the pension benefit portion of the MCHP benefit. The Present Value of Accumulated Benefit is the lump sum present value of the annual pension benefit that was earned as of July 30, 2017, and that would be payable under the MCHP at age 62. A lump-sum form of payment was used for purposes of completing the Pension Benefit Table, although a lump-sum form of payment is not available under the MCHP.

Campbell Soup Company   |   2017 Proxy Statement   55

In May 2010, the Committee determined to close the MCHP to any new participants, effective December 31, 2010, and instead, offer eligible senior executives a new nonqualified defined contribution account, which is further described below under “Executive Retirement Contribution.” Like the closure of the Qualified Plan, this action is consistent with our efforts to move toward defined contribution plans as the vehicle for offering retirement benefits to our employees. The current MCHP design will be maintained for all active participants.

Executive Retirement Contribution

Following the closure of the MCHP to new participants, the Committee implemented an Executive Retirement Contribution for eligible U.S.-based senior executives who were hired on or after January 1, 2011. The Executive Retirement Contribution is intended to attract experienced executives and provide retirement benefits to these executives, who are not eligible to participate in the MCHP. Executive Retirement Contributions are subject to a vesting schedule, which is designed to balance attraction and retention objectives.

We will credit an eligible participant’s Supplemental Retirement Plan account with an Executive Retirement Contribution equal to 10% of the participant’s base salary and annual incentive. The Executive Retirement Contributions are subject to an age-graded vesting schedule and do not begin to vest until the participant has attained age 55 and completed at least five years of service with Campbell. The table below provides details on the vesting criteria:

Vesting Percentage	Criteria
50%	Age 55 and at least 5 years of service
60%	Age 56 and at least 5 years of service
70%	Age 57 and at least 5 years of service
80%	Age 58 and at least 5 years of service
90%	Age 59 and at least 5 years of service
100%	Age 60 and at least 5 years of service

Messrs. Ciongoli and Mignini were the only NEOs who received an Executive Retirement Contribution in fiscal 2017, and the amounts credited to each of them are unvested. For additional information on the Executive Retirement Contribution, please see the 2017 Nonqualified Deferred Compensation Table and accompanying narrative beginning on page 57.

Assumptions

For purposes of determining the Present Value of Accumulated Benefits, the following assumptions were used:

Fiscal Year Ended	2017	2016	2015
ASC 715 Discount Rate	3.73% — Qualified Plan 3.71% — MCHP	3.4% (both plans)	4.2% (both plans)
Retirement Age for Qualified Plan	65 for cash balance or 62 for the prior plan formula	65 for cash balance or 62 for the prior plan formula	65 for cash balance or 62 for the prior plan formula
Retirement Age for MCHP	62	62	62
Pre-retirement Mortality or Disability	None	None	None
Post-retirement Mortality	104% of RP-2014 table backed to 2006 with mortality improvement projected generationally at scale BB-2D to 2011 and scale MP-2016 thereafter	104% of RP-2014 table backed to 2006 with mortality improvement projected generationally at scale BB-2D	104% of RP-2014 table backed to 2006 with mortality improvement projected generationally at scale BB-2D
Cash Balance Interest Rate	3.00%	2.75%	3.00%
Form of Payment	Lump sum using ASC 715 assumption methods	Lump sum using ASC 715 assumption methods	Lump sum using ASC 715 assumption methods

The accumulated benefit is calculated based on credited service and pay as of July 30, 2017. The values reported in the Present Value of Accumulated Benefit column are theoretical and are calculated and presented according to SEC requirements. These values are based on assumptions used in preparing the Company’s consolidated audited financial statements for the year ended July 30, 2017. Our pension plans use a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plans. Using applicable plan assumptions, the lump sum present value of the Qualified Plan and the MCHP combined as of July 30, 2017 and payable as of September 1, 2017 was as follows: Ms. Morrison: $13,195,178; Mr. DiSilvestro: $6,002,972; and Mr. Alexander: $3,041,901. Mr. Ciongoli and Mr. Mignini are not eligible to participate in the plans. All benefit calculations set forth in this narrative and in the Pension Benefit Table are estimates only; actual benefits will be based on data, applicable plan assumptions, pay and service at the time of retirement.

56   www.campbellsoupcompany.com

2017 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Fiscal Year End(2)(3) ($)
Denise M. Morrison	Deferred Compensation Plan	$0	$0	$(4,698)	$0	$31,061
	Supplemental Retirement Plan	$0	$113,531	$(203,697)	$0	$1,892,178
Anthony P. DiSilvestro	Deferred Compensation Plan	$0	$0	$(399)	$0	$2,634
	Supplemental Retirement Plan	$0	$44,330	$(7,862)	$0	$224,849
Mark R. Alexander	Deferred Compensation Plan	$0	$0	$(184)	$0	$1,218
	Supplemental Retirement Plan	$0	$48,874	$(20,650)	$0	$365,974
Adam G. Ciongoli	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Supplemental Retirement Plan	$0	$216,263	$1,262	$0	$91,910
Luca Mignini	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Supplemental Retirement Plan	$333,450	$214,801	$112,840	$0	$997,969

(1)	The amounts listed above for each NEO are reported in the 2017 Summary Compensation Table under All Other Compensation.
(2)	The amounts listed above for each NEO include amounts previously reported in summary compensation tables as salary, annual incentive payments or the value of grants of restricted stock.
(3)	The amounts listed for Messrs. Ciongoli and Mignini do not include unvested Executive Retirement Contributions. The unvested amounts are as follows: Mr. Ciongoli, $212,587; Mr. Mignini, $478,177.

The Deferred Compensation Plan and the Supplemental Retirement Plan are unfunded nonqualified deferred compensation plans maintained for the purpose of providing our eligible U.S.-based executives and key managers the opportunity to defer a portion of their earned compensation. Currently, participants may defer up to 90% of their annual incentive compensation. The ability of executives to defer all or a portion of their long-term incentive awards was eliminated in fiscal 2009, and the ability to defer base salary was eliminated as of January 1, 2011.

Each participant’s contributions to the plans are credited to a notional investment account in the participant’s name. Gains and losses in the participant’s account are based on the performance of the investment choices the participant has selected. For deferral accounts, seven investment choices are available, including the Campbell Stock Account. In addition to the Stock Account, participants have the opportunity to invest in: (i) Vanguard’s Institutional Index Fund; (ii) Vanguard’s Extended Market Index Fund; (iii) Vanguard’s Total International Stock Index Fund; (iv) Vanguard’s Total Bond Market Index Fund; (v) Vanguard’s Short-Term Bond Index Fund and (vi) BlackRock’s Short-Term Investment Fund. A participant may reallocate his or her investment account at any time among the seven investment choices, except that reallocations of the Stock Account must be made in compliance with our insider trading policy. Dividends on amounts invested in the Stock Account may be reallocated among the seven investment accounts.

For those individuals whose base salary and annual incentive compensation exceed the IRC indexed compensation limit for the 401(k) plan ($265,000 and $270,000 for calendar years 2016 and 2017, respectively) and who participate in the 401(k) plan, we credit such individual’s Supplemental Retirement Plan account with an amount equal to the matching contribution we would have made to the 401(k) plan but for the compensation limit (supplemental 401(k) program). These contributions are fully vested.

We will also credit an eligible participant’s Supplement Retirement Plan account with an Executive Retirement Contribution equal to 10% of the participant’s base salary and annual incentive. Eligible participants are U.S.-based senior executives who were hired on or after January 1, 2011 and who do not participate in the MCHP. The Executive Retirement Contributions do not begin to vest until the participant has attained age 55 and completed at least five years of service with Campbell. For additional information on the Executive Retirement Contribution and vesting criteria, please see page 56.

Campbell Soup Company   |   2017 Proxy Statement   57

Potential Payments Upon Termination or Change in Control

The following table describes potential incremental payments upon termination of a NEO’s employment under various circumstances.

	Termination for Cause	Voluntary Resignation (prior to the vesting or payment date)	Retirement (age 55, 5 years of service)
AIP/Annual Incentive	Forfeited	Forfeited	Pro rata portion for the current fiscal year based upon length of employment during the fiscal year, paid out based on business unit/Company performance and individual performance
Unvested time-lapse RSUs; Unvested EPS performance RSUs	Forfeited	Forfeited	100%, provided that the NEO retires at least six months after the grant date and provided further that the grant documents don’t require the NEO to be employed by us on the vesting date; EPS Performance RSUs will be paid out at the end of the restriction period based upon our EPS performance
Unvested TSR performance RSUs	Forfeited	Forfeited	Pro rata portion of any TSR performance-restricted share units based on length of employment during the applicable restriction period, provided the NEO retires at least six months after the grant date; the pro rata portion will be paid out at the end of the restriction period based upon the vesting criteria being met
Unvested stock options	Forfeited	Forfeited	Options will continue to vest according to original schedule, provided the NEO retires at least six months after the grant date
Vested, unexercised stock options	Forfeited	Exercise within 3 months, or expiration, whichever is earlier	Exercise until expiration date
Vested Pension	Keep 100%	Keep 100%	Keep 100%
Vested Deferred Compensation Amounts	Keep 100%	Keep 100%	Keep 100%
Vested Executive Retirement Contributions	Keep 100%	Keep 100%	Keep 100%
Unvested Executive Retirement Contributions	Forfeited	Forfeited	Percentage will be paid based on NEO’s age at time of retirement

58   www.campbellsoupcompany.com

Potential Payments Upon Termination or Change in Control (Continued)

	Involuntary Termination Without Cause	Death or Total Disability
AIP/Annual Incentive

Pro rata portion for the current fiscal year based on length of employment during the fiscal year, provided the NEO was employed for at least three months in the fiscal year, paid out based upon business unit/Company performance and individual performance

Pro rata portion for the current fiscal year based upon length of employment during the fiscal year, paid out based on business unit/Company performance and individual performance
Unvested time-lapse RSUs; Unvested EPS performance RSUs

Pro rata portion will be paid based on length of employment during the applicable restriction period, provided the NEO was employed for at least six months following the grant date; the pro rata portion of EPS Performance RSUs will be paid out at the end of the restriction period based upon our EPS performance

Retirement eligible (age 55, 5 years of service):

100%, provided that the death/disability occurs at least six months after the grant date and provided further that the grant documents don’t require the NEO to be employed by us on the vesting date; EPS Performance RSUs will be paid out at the end of the restriction period based upon our EPS performance

Not retirement eligible:

Pro rata portion will be paid based on length of employment during the applicable restriction period, provided the NEO was employed for at least six months following the grant date; the pro rata portion of EPS Performance RSUs will be paid out at the end of the restriction period based upon our EPS performance

Unvested TSR performance RSUs

Pro rata portion of any TSR performance-restricted share units based on length of employment during the applicable restriction period, provided the NEO’s employment continued at least six months after the grant date; the pro rata portion will be paid out at the end of the restriction period based upon the vesting criteria being met

Pro rata portion of any TSR performance-restricted share units based on length of employment during the applicable restriction period, provided the death/disability occurs at least six months after the grant date; the pro rata portion will be paid out at the end of the restriction period based upon the vesting criteria being met

Unvested stock options	Forfeited	Options will continue to vest according to original schedule, provided the death/disability occurs at least six months after the grant date
Vested, unexercised stock options	Exercise within one year of termination, or option expiration, whichever is earlier	Exercise until expiration date
Vested Pension	Keep 100%	Keep 100%
Vested Deferred Compensation Amounts	Keep 100%	Keep 100%
Vested Executive Retirement Contributions	Keep 100%	Keep 100%
Unvested Executive Retirement Contributions	Percentage will be paid based on NEO’s length of employment and age at time of termination	All unvested amounts will vest regardless of age and/or length of employment at the time of death/disability

Campbell Soup Company   |   2017 Proxy Statement   59

Severance Policy

We have a regular severance policy that applies to all executive officers, including the NEOs. An executive officer will receive severance benefits equal to two times the officer’s base salary if the officer’s employment is involuntarily terminated as a result of a job elimination or consolidation or as part of a reduction in force. Campbell also may offer severance benefits, within its sole discretion, to executive officers who are requested to resign or who are involuntarily terminated without cause. The severance benefits include two years of medical benefits and life insurance unless the officer obtains medical benefits or life insurance from another employer. Change in control severance benefits, which are based on a separate written agreement with each executive officer, are described below.

In order to receive severance payments, executive officers must execute a severance agreement and general release that releases the Company from any claims brought by the officer, contains provisions prohibiting the officer from disparaging us, and incorporates provisions from the officer’s non-competition agreement (signed by all officers at the time they are hired), which prohibits the officer from soliciting our employees to work elsewhere and from competing with us for a period of twelve months following termination.

Change in Control

We have double-trigger CIC Agreements with each of the NEOs. We also have double-trigger change in control provisions in our AIP, our long-term incentive plans and our U.S. retirement plans, and these provisions apply equally to all participants in the plans, including the NEOs. The double-trigger provisions require the occurrence of the following two events in order for an executive to receive payments and benefits:

(1)	a change in control; and

(2)	the executive’s employment must be terminated involuntarily and without cause (or with respect to benefits provided under the CIC Agreements and the LTI Program, terminated voluntarily for good reason) within two years following the change in control.

Generally, a “Change in Control” will be deemed to have occurred in any of the following circumstances:

(i)	the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for descendants of the Company’s founder;

(ii)	the persons serving as directors of the Company as of a date specified in the agreement, and those replacements or additions subsequently approved by a two-thirds vote of the Board, cease to make up more than 50% of the Board;

(iii)	a merger, consolidation or share exchange in which the shareholders of the Company prior to the merger wind up owning 50% or less of the surviving corporation; or

(iv)	a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

In March 2010, the Committee determined that effective for any CIC Agreement entered into after January 1, 2011, the provision for Gross-Up Payments would be eliminated. The CIC Agreements with Messrs. Ciongoli and Mignini were entered into after January 1, 2011 and do not provide for such Gross-Up Payments. All other NEOs entered into CIC Agreements prior to January 1, 2011 that provide Gross-Up Payments, if the NEO’s aggregate amount of CIC Payments is equal to, or more than, 3.10 times the amount of the NEO’s applicable “base amount” under IRC Section 280G. However, if the NEO’s aggregate amount of CIC Payments is less than 3.10 times the amount of the NEO’s applicable “base amount” under IRC Section 280G, the NEO will not receive Gross-Up Payments and the CIC Payments will be reduced, if the reduction would result in the NEO retaining a greater net after-tax value of such CIC Payments.

60   www.campbellsoupcompany.com

The following table summarizes the treatment of various compensation elements for the NEOs in the event of a change in control and termination of employment within two years.

Compensation Element	Applicable Plan or Arrangement	Treatment
Base Salary	CIC Agreement	Lump sum payment equal to 2.5x base salary
Annual incentive compensation	CIC Agreement	Lump sum pro-rata payment of annual incentive for the fiscal year in which termination occurs, based on the number of days employed in the fiscal year. An additional lump sum payment equal to 2.5x annual incentive target, which is based on the higher of the NEO’s actual target or the average annual incentive payout over the prior two years
Medical benefits and life insurance	CIC Agreement	Provided at Campbell’s expense for the lesser of (a) 30 months or (b) the number of months remaining until the NEO’s 65th birthday
Pension, 401(k) benefits and Executive Retirement Contributions	CIC Agreement	Lump sum based on a straight life annuity, commencing at age 65, assuming the executive would have remained employed until the earlier of (a) 30 months or (b) age 65
Performance-restricted share units	Campbell Soup Company 2015 Long-Term Incentive Plan	NEO would become vested in, and restrictions would lapse on, the greater of (i) fifty percent (50%) of any unvested performance-restricted share units or (ii) a pro rata portion of such unvested performance-restricted share units based on the portion of the performance period that has elapsed prior to the date of the change in control
Time-lapse restricted share units	Campbell Soup Company 2015 Long-Term Incentive Plan	All restrictions lapse immediately and all such units would become fully vested
Non-qualified stock options	Campbell Soup Company 2015 Long-Term Incentive Plan	All options would vest and become immediately exerciseable

Tables

The following tables display the incremental payments that would be made and the value of equity awards that would vest in the event of termination of employment for the reasons listed. If an NEO is eligible to retire, the amounts listed below for voluntary resignation and retirement are the same. As of July 30, 2017, only Ms. Morrison and Mr. DiSilvestro were eligible to retire. In addition to the amounts in the following tables, the NEOs would be entitled to any vested pension benefits and any vested amounts in deferred compensation accounts that are disclosed above in the 2017 Pension Benefits table and the 2017 Nonqualified Deferred Compensation table.

Assumptions

The amounts listed for the NEOs named above assume that termination occurred as of July 30, 2017, and use a stock price of $52.85, which was our closing stock price on July 28, 2017, the last trading day of fiscal 2017. The amounts included for these NEOs with respect to performance-based restricted share units assume that the applicable performance goal was attained and the units paid out at 100% of target, except in the event of a change in control, which assumes a payout in accordance with the terms of the CIC Agreements described above.

Denise M. Morrison

Incremental Benefits and Payments upon Termination		Voluntary Resignation	Retirement	Death/ Total Disability	Involuntary Termination Without Cause		Change in Control
Compensation:
—	Annual Incentive Plan (AIP) Award	—	—	—	—		—
—	Equity
	● Performance-Restricted Share Units	$9,989,654	$9,989,654	$9,989,654	$9,989,654		$9,321,366
	● Non-Qualified Stock Options	—	—	—	—		$432,875
	● Dividend Equivalent Accruals	—	—	—	—		$545,787
Benefits & Perquisites:
—	Health and Welfare Benefits	—	—	—	$30,778	(1)	$38,473
—	401(k) Company Contribution	—	—	—	—		$27,000
—	401(k) Supplemental Company Contribution	—	—	—	—		$283,827
—	Pension	—	—	—	—		$1,141,245
Severance:
—	Cash	—	—	—	$2,270,000	(1)	$7,093,750
—	Excise Tax Gross-Up	—	—	—	—		—
TOTAL:		$9,989,654	$9,989,654	$9,989,654	$12,290,432		$18,884,323

Campbell Soup Company   |   2017 Proxy Statement   61

Anthony P. DiSilvestro

Incremental Benefits and Payments upon Termination		Voluntary Resignation	Retirement	Death/ Total Disability	Involuntary Termination Without Cause		Change in Control
Compensation:
—	Annual Incentive Plan (AIP) Award	—	—	—	—		$12,267
—	Equity
	● Performance-Restricted Share Units	$2,689,061	$2,689,061	$2,689,061	$2,689,061		$2,495,101
	● Non-Qualified Stock Options	—	—	—	—		$119,488
	● Dividend Equivalent Accruals	—	—	—	—		$143,540
Benefits & Perquisites:
—	Health and Welfare Benefits	—	—	—	$41,536	(1)	$51,920
—	401(k) Company Contribution	—	—	—	—		$27,000
—	401(k) Supplemental Company Contribution	—	—	—	—		$110,825
—	Pension	—	—	—	—		$1,501,175
Severance:
—	Cash	—	—	—	$1,365,000	(1)	$3,272,543
—	Excise Tax Gross-Up	—	—	—	—		—
TOTAL:		$2,689,061	$2,689,061	$2,689,061	$4,095,597		$7,733,859

Mark R. Alexander

Incremental Benefits and Payments upon Termination		Voluntary Resignation	Retirement	Death/ Total Disability	Involuntary Termination Without Cause		Change in Control
Compensation:
—	Annual Incentive Plan (AIP) Award	—	—	—	—		—
—	Equity
	● Performance-Restricted Share Units	—	—	$2,973,499	$2,973,499		$2,973,500
	● Non-Qualified Stock Options	—	—	—	—		$143,100
	● Dividend Equivalent Accruals	—	—	—	—		$173,353
Benefits & Perquisites:
—	Health and Welfare Benefits	—	—	—	$41,106	(1)	$51,383
—	401(k) Company Contribution	—	—	—	—		$27,000
—	401(k) Supplemental Company Contribution	—	—	—	—		$122,186
—	Pension	—	—	—	—		$1,585,813
Severance:
—	Cash	—	—	—	$1,442,000	(1)	$3,424,750
—	Excise Tax Gross-Up	—	—	—	—		—
TOTAL:		—	—	$2,973,499	$4,456,605		$8,501,085

62   www.campbellsoupcompany.com

Adam G. Ciongoli

Incremental Benefits and Payments upon Termination		Voluntary Resignation	Retirement	Death/ Total Disability	Involuntary Termination Without Cause		Change in Control
Compensation:
—	Annual Incentive Plan (AIP) Award	—	—	—	—		—
—	Equity
	● Performance-Restricted Share Units	—	—	$1,140,238	$1,140,238		$1,140,239
	● Time-Lapse Restricted Share Units	—	—	$1,829,931	$1,829,931		$2,115,638
	● Non-Qualified Stock Options	—	—	—	—		$110,185
	● Dividend Equivalent Accruals	—	—	—	—		$48,076
Benefits & Perquisites:
—	Health and Welfare Benefits	—	—	—	$41,689	(1)	$52,111
—	401(k) Company Contribution	—	—	—	—		$47,250
—	401(k) Supplemental Company Contribution	—	—	—	—		$194,829
—	Executive Retirement Contribution	—	—	$212,587	—		$345,827
Severance:
—	Cash	—	—	—	$1,428,000	(1)	$3,213,000
TOTAL:		—	—	$3,182,756	$4,439,858		$7,267,155

Luca Mignini

Incremental Benefits and Payments upon Termination		Voluntary Resignation	Retirement	Death/ Total Disability	Involuntary Termination Without Cause		Change in Control
Compensation:
—	Annual Incentive Plan (AIP) Award	—	—	—	—		$108,856
—	Equity
	● Performance-Restricted Share Units	—	—	$2,487,596	$2,487,596		$2,487,597
	● Non-Qualified Stock Options	—	—	—	—		$117,343
	● Dividend Equivalent Accruals	—	—	—	—		$145,429
Benefits & Perquisites:
—	Health and Welfare Benefits	—	—	—	$28,919	(1)	$36,149
—	401(k) Company Contribution	—	—	—	—		$47,933
—	401(k) Supplemental Company Contribution	—	—	—	—		$193,324
—	Executive Retirement Contribution	—	—	$478,177	—		$343,677
Severance:
—	Cash	—	—	—	$1,421,000	(1)	$3,469,389
TOTAL:		—	—	$2,965,773	$3,937,515		$6,949,697

(1)	These amounts would be paid in the event of an involuntary termination resulting from a job elimination or that is part of a reduction in force, as further described on page 60.

Campbell Soup Company   |   2017 Proxy Statement   63

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on September 18, 2017, the record date for the 2017 Annual Meeting, there were outstanding and entitled to vote 300,714,001 shares of Campbell stock, all of one class and each having one vote. The holders of a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the meeting.

OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of September 18, 2017, the beneficial ownership of Campbell’s stock by each director, director nominee and named executive officer, and by all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group have sole voting and sole investment power with respect to the shares beneficially owned

	Number of Shares	Number of Shares Acquirable Within 60 Days	Total Number of Shares Beneficially Owned	Percent of Class	Number of Phantom Units of Campbell Stock in Deferred Compensation Accounts(a)
Fabiola R. Arredondo	1,685	0	1,685	*	0
Howard M. Averill	0	0	0	*	0
Bennett Dorrance(b)	46,315,129	0	46,315,129	15.4	28,368
Randall W. Larrimore	17,433	0	17,433	*	0
Marc B. Lautenbach	1,433	0	1,433	*	7,484
Mary Alice D. Malone(c)	53,271,548	0	53,271,548	17.7	52,856
Sara Mathew	0	0	0	*	35,220
Keith R. McLoughlin	3,790	0	3,790	*	0
Denise M. Morrison	230,577	357,644	588,221	*	26,380
Charles R. Perrin	2,304	0	2,304	*	11,255
Nick Shreiber	27,144	0	27,144	*	0
Tracey T. Travis	13,806	0	13,806	*	0
Archbold D. van Beuren(d)	10,709,914	0	10,709,914	3.6	1,867
Les C. Vinney	70,398	0	70,398	*	6,536
Mark R. Alexander	93,422	115,241	208,663	*	2,683
Adam G. Ciongoli	38,485	61,113	99,598	*	0
Anthony P. DiSilvestro	69,163	97,406	166,569	*	1,089
Luca Mignini	36,030	95,847	131,877	*	0
All directors and executive officers as a group (22 persons)	110,995,346	874,640	111,869,986	37.2	179,499

*	Indicates ownership of less than 1% of the total outstanding shares

(a)	The amounts shown in this column are the number of phantom units of Campbell stock held in each individual’s deferred compensation account. These phantom units do not carry voting rights, but the individuals do have a pecuniary interest in these units.

(b)

Bennett Dorrance is a grandson of John T. Dorrance (founder of Campbell Soup Company) and the brother of Mary Alice D. Malone. Share ownership shown above includes 24,978 shares held directly by Mr. Dorrance, 1,386,643 shares held by the Bennett Dorrance Revocable Trust and the following shares held by partnerships or corporate entities owned or controlled by Mr. Dorrance: ABD Investments LP, 17,019,341 shares; Guillermo Investments, LLC, 27,876,085 shares; and Hank, Inc., 8,082 shares. Mr. Dorrance is deemed to be the beneficial owner of all shares shown above.

Share ownership includes 14,000,000 shares that are pledged to banks as collateral for loans. Over the last 12 months, Mr. Dorrance reduced the number of shares that are subject to pledge arrangements from 16,000,000 shares to 14,000,000 shares, a reduction of 2,000,000 shares, or 12.5%. Since October 2012, Mr. Dorrance has reduced the number of pledged shares by 19,569,355 shares, or approximately 58%. See also “Principal Shareholders” below.

64   www.campbellsoupcompany.com

(c)	Mary Alice D. Malone is a granddaughter of John T. Dorrance and the sister of Bennett Dorrance. Share ownership shown above includes 39,935,698 shares held by the Mary Alice Dorrance Malone Revocable Trust, 103,974 shares held by a trust for the benefit of Ms. Malone’s daughter, of which Ms. Malone is a trustee, and the following shares held by corporate entities owned or controlled by Ms. Malone: Contango, LP, 13,230,543 shares; and Hera, Inc., 1,333 shares. Ms. Malone is deemed to be the beneficial owner of all shares shown above. See also “Principal Shareholders” below.

(d)	Archbold D. van Beuren is a great-grandson of John T. Dorrance. Share ownership includes 9,785,692 shares held by the Voting Trust (defined in “Principal Shareholders” below) over which he, as a Voting Trustee, has shared voting power. Share ownership also includes 924,222 shares, over which he has sole voting and dispositive power. Share ownership does not include 180,000 shares held by a trust for his wife, as to which shares he disclaims beneficial ownership. See also “Principal Shareholders” below.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding persons or entities that, to the best of our knowledge, were beneficial owners of more than 5% of our outstanding common stock.

Name/Address	Amount/Nature of Beneficial Ownership		Percent of Outstanding Stock(1)
Bennett Dorrance DMB Associates 7600 E. Doubletree Ranch Road Scottsdale, AZ 85258	46,315,129	(2)	15.4%
Mary Alice D. Malone Iron Spring Farm, Inc. 75 Old Stottsville Road Coatesville, PA 19320	53,271,548	(3)	17.7%
Archbold D. van Beuren and David C. Patterson, Voting Trustees under the Major Stockholders’ Voting Trust dated as of June 2, 1990, as amended (“Voting Trust”), and Related Persons c/o Brandywine Trust Company 7234 Lancaster Pike Hockessin, DE 19707(5)	23,655,255	(4)	7.9%

(1)	Based on the number of shares of common stock outstanding and entitled to vote at the 2017 Annual Meeting as of our record date, September 18, 2017

(2)	A director nominee. See note (b) on page 64.

(3)	A director nominee. See note (c) on page 65.

(4)

Archbold D. van Beuren is a director nominee. See note (d) on page 65.

The number of shares reported above is based solely on our review of a Schedule 13D filed by the Voting Trust with the SEC on May 12, 2017. The total includes 9,785,692 shares held in the Voting Trust and 13,869,563 additional shares held outside the Voting Trust by the Voting Trustees and related persons.

Participants in the Voting Trust have certain rights to withdraw shares deposited with the Voting Trustees, including the right to withdraw these shares prior to any annual or special meeting of Campbell shareholders. Dispositive power as used above means the power to direct the sale of the shares; in some cases it does not include the power to direct how the proceeds of a sale can be used.

The Voting Trust was formed by certain descendants (and spouses, fiduciaries and a related foundation) of the late John T. Dorrance. The participants have indicated that they formed the Voting Trust as a vehicle for acting together as to matters which may arise affecting the Company’s business, in order to obtain their objective of maximizing the value of their shares. The Voting Trustees will act for participants in communications with the Board of Directors. Participants believe the Voting Trust may also facilitate communications between the Board and the participants.

(5)	Under the Voting Trust Agreement, all shares held by the Voting Trust will be voted by the Voting Trustees, whose decision must be approved by at least two of the Voting Trustees. The Voting Trust continues until January 1, 2024, unless it is sooner terminated or extended.

Unless otherwise noted, the foregoing information relating to Principal Shareholders is based upon our stock records and data supplied to us by the holders as of September 18, 2017.

Campbell Soup Company   |   2017 Proxy Statement   65

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that each Campbell director and executive officer and any person who owns more than ten percent of Campbell stock report to the SEC, by a specified date, his or her transactions in Campbell stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, we believe that during the fiscal year ended July 30, 2017, all reports required by Section 16(a) of the Exchange Act were filed on a timely basis.

66   www.campbellsoupcompany.com

OTHER INFORMATION

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

The table below summarizes the requirements for shareholders who wish to submit proposals or director nominations for the 2018 Annual Meeting of Shareholders. Shareholders are encouraged to consult Rule 14a-8 of the Exchange Act and our By-laws, as appropriate, to see all applicable requirements.

	Proposals for inclusion in 2018 Proxy Statement	Other proposals/nominees to be presented at the 2018 Annual Meeting*
Type of proposal	SEC rules permit shareholders to submit proposals for inclusion in our 2018 Proxy Statement by satisfying the requirements set forth in Rule 14a-8 of the Exchange Act	Shareholders may present proposals or director nominations directly at the 2018 Annual Meeting (and not for inclusion in our proxy materials) by satisfying the requirements set forth in Article II, Sections 8 and 9 of our By-laws**
When proposal must be received by Campbell	No later than the close of business on June 8, 2018	No earlier than August 17, 2018, and no later than September 16, 2018
Where to send	By mail: Office of the Corporate Secretary, 1 Campbell Place, Camden, New Jersey 08103 By fax: (856) 342-3889
What to include	The information required by Rule 14a-8	The information required by our By-laws**

*	Any proposal without the required notice will not be considered properly submitted under our By-laws. Any proposal that is received by us after September 16, 2018, will not be considered filed on a timely basis under Rule 14a-4(c)(1). Proposals that are not properly submitted or timely filed will not be presented at the Annual Meeting. For proposals that are properly submitted and timely filed, SEC rules permit management to retain discretion to vote proxies we receive, provided that: (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion; and (2) the proponent does not issue a proxy statement.

**	Our By-laws are available in the corporate governance section of our website at www.campbellsoupcompany.com.

ANNUAL MEETING INFORMATION

2017 Proxy Materials

Why am I receiving these proxy materials?

You received printed versions of these materials (or a Notice of Internet Availability of Proxy Materials) because you owned shares of Campbell common stock on September 18, 2017, the record date, and that entitles you to notice of, and to vote at, the 2017 Annual Meeting. This proxy statement describes the matters to be voted on at the meeting and provides information on those matters. The proxy materials (which include our annual report to shareholders for the fiscal year ended July 30, 2017) provide certain information about the Company that we must disclose to you when the Board of Directors solicits your proxy.

Why did I receive a Notice Regarding Internet Availability of Proxy Materials instead of printed proxy materials?

In accordance with SEC rules, instead of mailing a paper copy of our proxy materials to all of our shareholders, we have again decided to provide access to our proxy materials to many shareholders via the Internet. We believe this decision reduces both the amount of paper necessary to produce the materials and the costs associated with mailing the materials to all shareholders.

On or about October 6, 2017, we sent a Notice Regarding Internet Availability of Proxy Materials (“Notice”) to most of our shareholders. These shareholders have the ability to access the proxy materials on a website referred to in the Notice, or request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting.

How can I get a paper copy of the proxy materials?

The Notice contains instructions on how to obtain a paper copy of all proxy materials – including this proxy statement, our 2017 Annual Report to Shareholders and a proxy card. If you would like to receive paper copies of our proxy materials, please follow the instructions on the Notice and submit your request by November 1, 2017 to ensure that you receive the materials before the 2017 Annual Meeting.

How can I get electronic access to the proxy materials?

Shareholders may elect to receive future distributions of proxy materials by electronic delivery. To take advantage of this service you will need an e-mail account and access to

Campbell Soup Company   |   2017 Proxy Statement   67

an Internet browser. To enroll, go to the Investor Center on www.campbellsoupcompany.com and click on “E-Delivery of Materials.” Your enrollment for electronic delivery of proxy materials will remain in effect until you terminate it or for so long as the email address provided by you is valid.

Registered shareholders (your shares are registered in your own name with our transfer agent) may access the 2017 proxy materials at www.envisionreports.com/cpb. Shareholders who are the beneficial owners of shares held in street name (you hold your shares through a broker,bank or other holder of record) may access the 2017 proxy materials at: www.edocumentview.com/cpb. Our 2017 proxy materials are also available in the Investor Center section of our website at www.campbellsoupcompany.com.

What is “householding”?

We are sending only one Notice or one copy of our proxy materials to shareholders who share the same last name and address, unless they have notified us that they want to receive multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs. If any shareholder residing at such address wishes to receive a separate or copy of our proxy materials in the future, or, if any shareholders sharing an address are receiving multiple copies and would like to request delivery of a single copy, he or she may contact the Office of the Corporate Secretary, Campbell Soup Company, 1 Campbell Place, Camden, NJ 08103, (856) 342-4800. If you are receiving multiple copies of the Notice or proxy materials, you can request householding by contacting the Office of the Corporate Secretary.

Voting Procedures

Who may vote at the 2017 Annual Meeting?

Only shareholders of record at the close of business on September 18, 2017, the record date for the meeting, are entitled to notice of, and to vote at, the 2017 Annual Meeting and any adjournment or postponement thereof.

How do I vote?

Whether you are a shareholder of record or a beneficial owner whose shares are held in street name, you can vote any one of four ways:

●	Via the Internet. You may vote by visiting the website and entering the control number found in the Notice, proxy card or voting instruction form.
●	By Telephone. You may vote by calling the toll-free number found in the Notice, proxy card or voting instruction form.
●	By Mail. If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card (if you are a shareholder of record) or voting instruction form (if you are a beneficial owner) and sending it back in the envelope provided.
●	In Person. If you are a shareholder of record and you plan to attend the 2017 Annual Meeting, you are encouraged to vote beforehand by Internet, telephone or mail. You also may vote in person at the 2017 Annual Meeting. Bring your printed proxy card if you received one by mail. Otherwise, the Company will give shareholders of record a ballot at the 2017 Annual Meeting. If you are a beneficial owner, you must obtain a legal proxy from the organization that holds your shares if you wish to attend the 2017 Annual Meeting and vote in person.

What constitutes a quorum at the 2017 Annual Meeting?

A majority of all outstanding shares entitled to vote at the 2017 Annual Meeting will constitute a quorum, which is the minimum number of shares that must be present or represented by proxy at the meeting to transact business. Votes “for” and “against”, “abstentions” and “broker non-votes” will all be counted as present to determine whether a quorum has been established. As of September 18, 2017, we had 300,714,001 shares of common stock issued, outstanding and entitled to vote at the 2017 Annual Meeting. Once a share is counted as present at the meeting, it will be deemed present for quorum purposes for the entire meeting and for any adjournments of the meeting unless a new record date is set.

What is the voting requirement to approve each of the proposals?

Assuming a quorum is present, the affirmative vote of a majority of the votes cast is required to approve each proposal.

Can I revoke my proxy or change my vote after I vote by proxy?

Yes, you may revoke your proxy or change your vote at any time prior to the 2017 Annual Meeting by:

●	voting again via the Internet or by telephone,
●	completing, signing, dating and returning a new proxy card or voting instruction card with a later date, or
●	notifying the Office of the Corporate Secretary in writing that you are revoking your vote and attending the Annual Meeting and voting in person

How do abstentions, unmarked proxy cards and broker non-votes affect the voting results?

Abstentions: Abstentions will not count as votes cast “for” or “against” a matter, and therefore will not affect the voting results.

Unmarked proxy cards: If you sign and return a proxy card or voting instruction card but do not mark how your shares are to be voted, the individuals named as proxies will vote your shares, if permitted, in accordance with the Board’s recommendations.

Broker Non-Votes: If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not provide your broker with instructions as to how to vote such shares, your broker will only be able to vote your shares at its discretion on certain “routine” matters as permitted by NYSE rules. Item 2 – Ratification of Appointment of Independent Registered Public Accounting Firm is the only proposal considered a routine matter to be presented at the 2017 Annual Meeting. Brokers will not be permitted to vote your shares on any of the other matters presented at the 2017 Annual Meeting without your

68   www.campbellsoupcompany.com

voting instructions. If you do not provide voting instructions on these matters, including the election of the director nominees named herein, the shares will be considered “broker non-votes” with respect to such matters. Broker non-votes are included in the number of shares considered to be present at the meeting for purposes of determining a quorum, but will not count as votes cast “for” or “against” any director nominee or other proposal.

How do I vote my 401(k) Plan shares?

To vote your Campbell Soup Company 401(k) Retirement Plan shares, you must sign and return the proxy card or vote via the Internet or telephone as instructed in the proxy materials. If you do not provide voting instructions by November 10, 2017, the trustee will vote your shares in the same proportion as the shares of other participants for which the trustee has received proper voting instructions.

Where can I find the voting results of the 2017 Annual Meeting?

We expect to announce preliminary voting results at the 2017 Annual Meeting. We will also disclose the voting results on a Form 8-K filed with the SEC on or before November 21, 2017.

How are proxies solicited and what is the cost?

This solicitation of proxies is authorized by, and made on behalf of, our Board of Directors, and we will bear the cost.

Proxy solicitation material will be distributed to shareholders, and our directors, officers and employees may communicate with shareholders to solicit their proxies. They will not receive any additional compensation for these activities. Brokers, banks and others holding stock in their names, or in names of nominees, may request and forward proxy solicitation material to beneficial owners and seek authority for execution of proxies, and we will reimburse them for their expenses in so doing at the rates approved by the New York Stock Exchange.

Attending the 2017 Annual Meeting

How can I attend the 2017 Annual Meeting in person?

The 2017 Annual Meeting will be held at Campbell Soup Company World Headquarters, 1 Campbell Place, Camden, New Jersey 08103 on Wednesday, November 15, 2017. Directions to our World Headquarters can be found on our website at www.campbellsoupcompany.com. Doors to the meeting room will open at approximately 3:45 p.m.

Attendance at the 2017 Annual Meeting is limited to shareholders (or their authorized representatives) as of September 18, 2017, and members of their immediate family. All attendees must pre-register and obtain an admission ticket. An admission ticket and valid, government-issued photographic identification are required to enter the meeting. Cameras, audio and video recorders and similar electronic recording devices will not be allowed in the meeting room. We will also request that all cellular phones, smartphones, tablets, pagers and laptops be turned off.

How do I obtain an admission ticket?

If you are a registered shareholder (your shares are held in your name), you may pre-register and obtain an admission ticket by: checking the appropriate box on the Internet voting site, following the prompts on the telephone voting site, or marking the appropriate box on your proxy card. You may also pre-register and obtain an admission ticket by contacting us and providing your name as it appears on your stock ownership records and your mailing address. If a family member is attending with you, please indicate that when you pre-register.

If you hold your shares in street name (your shares are held through a broker or bank) you may pre-register and obtain an admission ticket by contacting us and providing your name and mailing address, and evidence of your stock ownership as of September 18, 2017. A copy of your brokerage or bank statement will suffice as evidence of ownership, or you can obtain a letter from your broker or bank. If a family member is attending with you, please indicate that when you pre-register.

If you are a shareholder as of the record date and intend to appoint an authorized representative to attend the meeting on your behalf, you may pre-register and obtain an admission ticket by submitting a request to us and providing: your name and mailing address, the name and mailing address of your authorized representative, evidence of stock ownership as of September 18, 2017, and a signed authorization appointing such individual to be your authorized representative at the meeting.

To pre-register for the meeting and obtain an admission ticket, you can write to us at Campbell Soup Company, Office of the Corporate Secretary, 1 Campbell Place, Camden, NJ 08103, fax your request to (856) 342-3889, or call (856) 342-6388. Please pre-register by November 8, 2017.

Campbell Soup Company   |   2017 Proxy Statement   69

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for action at the meeting. If other matters come before the meeting, it is the intention of the directors’ proxy to vote on such matters in accordance with his or her best judgment.

*          *          *          *          *

It is important that your shares be represented and voted at the meeting. Please vote via the Internet or by phone or fill out, sign, date and return the accompanying proxy card as soon as possible, regardless of whether you plan to attend the meeting.

By order of the Board of Directors,
Charles A. Brawley, III
Vice President, Corporate Secretary and
Associate General Counsel

Camden, New Jersey
October 6, 2017

70   www.campbellsoupcompany.com

APPENDIX A

NON-GAAP FINANCIAL MEASURES

Campbell Soup Company uses certain non-GAAP financial measures, as defined by the Securities and Exchange Commission, in this proxy statement. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the Company’s historical operating results and trends in our underlying operating results, and provides transparency on how we evaluate our business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Please see the Annual Report on Form 10-K for the fiscal year ended July 30, 2017 for a reporting of our financial results in accordance with GAAP. The non-GAAP measures included in this proxy statement that need to be reconciled are adjusted EBIT and adjusted EPS.

The following information is provided to reconcile the non-GAAP financial measures disclosed in this proxy statement to their most comparable GAAP measures.

Items Impacting Earnings

	2017
(dollars in millions)	As Reported	Restructuring Charges, Implementation Costs and Other Related Costs	Pension and Postretirement Benefit Mark- to-Market Adjustments	Impairment Charges	Sale of Notes	Adjusted
Net earnings attributable to Campbell
Soup Company	$887	$37	$(116)	$180	$(56)	$932
Add: Net earnings (loss) attributable to
noncontrolling interests	—	—	—	—	—	—
Add: Taxes on earnings	406	21	(62)	32	50	447
Add: Interest, net	107	—	—	—	6	113
Earnings before interest and taxes	$1,400	$58	$(178)	$212	$—	$1,492

	2016
(dollars in millions)	As Reported	Restructuring Charges, Implementation Costs and Other Related Costs	Pension and Postretirement Benefit Mark- to-Market Adjustments	Claim Settlement	Impairment Charge	Adjusted
Net earnings attributable to Campbell
Soup Company	$563	$49	$200	$(25)	$127	$914
Add: Net earnings (loss) attributable to
noncontrolling interests	—	—	—	—	—	—
Add: Taxes on earnings	286	29	113	—	14	442
Add: Interest, net	111	—	—	—	—	111
Earnings before interest and taxes	$960	$78	$313	$(25)	$141	$1,467
Adjusted EBIT percent change 2017/2016						2%

Campbell Soup Company   |   2017 Proxy Statement   71

	2017	2016	EPS% Change
	Diluted EPS Impact	Diluted EPS Impact	2017/2016
Net earnings attributable to Campbell Soup Company, as reported	$2.89	$1.81
Restructuring charges, implementation costs and other related costs	0.12	0.16
Pension and postretirement benefit mark-to-market adjustments	(0.38)	0.64
Impairment charges	0.59	0.41
Sale of notes	(0.18)	—
Claim settlement	—	(0.08)
Adjusted Net earnings attributable to Campbell Soup Company	$3.04	$2.94	3%

In 2017, Net earnings attributable to Campbell Soup Company were impacted by the following:

●	$58 million ($37 million after tax, or $0.12 per share) of restructuring charges, related costs and administrative expenses associated with restructuring and cost savings initiatives;
●	$178 million ($116 million after tax, or $0.38 per share) of gains associated with mark-to-market adjustments for defined benefit pension and postretirement plans;
●

$212 million ($180 million after tax, or $0.59 per share) of impairment charges related to the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit and the Garden Fresh Gourmet reporting unit; and

●

a $52 million tax benefit and a $6 million reduction to interest expense ($56 million after tax, or $.18 per share) primarily associated with the sale of intercompany notes receivable to a financial institution.

In 2016, Net earnings attributable to Campbell Soup Company were impacted by the following:

●	$78 million ($49 million after tax, or $0.16 per share) of restructuring charges and administrative expenses associated with restructuring and cost savings initiatives;
●	$313 million ($200 million after tax, or $0.64 per share) of losses associated with mark-to-market adjustments for defined benefit pension and postretirement plans;
●	a $141 million ($127 million after tax, or $0.41 per share) impairment charge related to the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit; and
●	a $25 million ($0.08 per share) gain associated with a settlement of a claim related to the Kelsen acquisition.

72   www.campbellsoupcompany.com

LOCATION	ADMISSION
Campbell Soup Company World Headquarters One Campbell Place Camden, NJ 08103	To attend the meeting in person, you will need an admission ticket and government-issued photographic identification

If you get lost, our receptionist will be glad to help you find us. Call us at (856) 342-4800, extension 2225.

Transparency. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.	Twitter. Follow us @CampbellSoupCo for tweets about our company, programs and brands.	Careers. To explore career opportunities, visit us at careers.campbellsoupcompany.com.

Instagram. Follow us @CampbellSoupCo for stories about our company and brands.	On the Web. Visit us at www.campbellsoupcompany.com for company news and information.	Hungry? Visit us at www.campbellskitchen.com for mouthwatering recipes.

Responsibility. To connect to our Corporate Social Responsibility Report, go to www.campbellcsr.com.

The papers utilized in the production of this proxy statement are all certified for Forest Stewardship Council (FSC®) standards, which promote environmentally appropriate, socially beneficial and economically viable management of the world’s forests. This proxy statement was printed by DG3 North America. DG3’s facility uses exclusively vegetable based inks, 100% renewable wind energy and releases zero VOCs into the environment.

1 Campbell Place, Camden, NJ 08103-1799

investor.campbellsoupcompany.com

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Eastern Time on November 15, 2017.

Vote by Internet
●	Go to www.envisionreports.com/cpb
●	Or scan the QR code with your smartphone
●	Follow the steps outlined on the secure website

Vote by telephone
●	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
●	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

  A    Election of Directors – The Board of Directors recommends a vote FOR all nominees listed.

1.	The election of twelve directors, each for a one-year term expiring at the 2018 Annual Meeting of Shareholders.
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Fabiola R. Arredondo	☐	☐	☐	05 - Marc B. Lautenbach	☐	☐	☐	09 - Denise M. Morrison	☐	☐	☐
02 - Howard M. Averill	☐	☐	☐	06 - Mary Alice D. Malone	☐	☐	☐	10 - Nick Shreiber	☐	☐	☐
03 - Bennett Dorrance	☐	☐	☐	07 - Sara Mathew	☐	☐	☐	11 - Archbold D. van Beuren	☐	☐	☐
04 - Randall W. Larrimore	☐	☐	☐	08 - Keith R. McLoughlin	☐	☐	☐	12 - Les C. Vinney	☐	☐	☐

  B    Management Proposals - The Board of Directors recommends a vote FOR Proposals 2 and 3, and “EVERY YEAR” for Proposal 4.

			For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our Independent registered public accounting firm for fiscal 2018.		☐	☐	☐	3.	To vote on an advisory resolution to approve the fiscal 2017 compensation of our named executive officers, commonly referred to as a “say on pay” vote.	☐	☐	☐
		Every Year	2 Years	3 Years	Abstain
4.	To vote on an advisory resolution to approve the frequency of future “say on pay” votes.	☐	☐	☐	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

CAMPBELL SOUP COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, November 15, 2017
4:00 p.m. Eastern Time

Campbell Soup Company World Headquarters
One Campbell Place
Camden, NJ 08103

Directions to Campbell Soup Company World Headquarters
can be found on our website at
www.campbellsoupcompany.com

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CAMPBELL SOUP COMPANY

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting on November 15, 2017

The undersigned hereby appoints Denise M. Morrison, or, in her absence, Adam G. Ciongoli or, in the absence of both of them, Charles A. Brawley, III, and each or any of them, proxies with full power of substitution in each, to vote all shares the undersigned is entitled to vote, at the Annual Meeting of Shareholders of Campbell Soup Company to be held at Campbell Soup Company, One Campbell Place, Camden, New Jersey 08103, at 4:00 p.m., Eastern Time on November 15, 2017, and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof. If the undersigned is a participant in the Campbell Soup Company 401(K) Retirement Plan (the “Plan”), then the undersigned hereby directs the respective trustee of the Plan to vote all shares of Campbell Soup Company Stock in the undersigned’s Plan account at the aforesaid Annual Meeting and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof.

If an address change has been made, mark appropriate box on the reverse side of this card.

Your shares will be voted as recommended by the Board of Directors (or, in the case of shares held in the Plan, will be voted at the discretion of the trustee) unless you otherwise indicate in which case they will be voted as marked.

To vote in accordance with the Board of Directors’ recommendations just sign the reverse side; no boxes need to be marked. If you do not vote by telephone or over the Internet, please fold and return your proxy card promptly using the enclosed envelope.

D Non-Voting Items
Change of Address — Please print new address below.
Mark this box with an X to pre-register and obtain a ticket of admission to the meeting.	☐

Vote by Internet
●	Go to www.envisionreports.com/cpb
●	Or scan the QR code with your smartphone
●	Follow the steps outlined on the secure website

Shareholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the
Campbell Soup Company Shareholder Meeting to be Held on November 15, 2017

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders, including the Form 10-K, are available at:

www.envisionreports.com/cpb

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/cpb to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before November 1, 2017 to facilitate timely delivery.

Shareholder Meeting Notice

Campbell Soup Company’s Annual Meeting of Shareholders will be held on November 15, 2017 at Campbell Soup Company, One Campbell Place, Camden, New Jersey 08103, at 4:00 p.m. Eastern Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

Election of Directors – The Board of Directors recommends a vote FOR all nominees listed.
1.	The election of twelve directors, each for a one-year term expiring at the 2018 Annual Meeting of Shareholders:
	01	- Fabiola R. Arredondo	05	- Marc B. Lautenbach	09	- Denise M. Morrison
	02	- Howard M. Averill	06	- Mary Alice D. Malone	10	- Nick Shreiber
	03	- Bennett Dorrance	07	- Sara Mathew	11	- Archbold D. van Beuren
	04	- Randall W. Larrimore	08	- Keith R. McLoughlin	12	- Les C. Vinney

Management Proposals – The Board of Directors recommends a vote FOR Proposals 2 and 3, and “EVERY YEAR” for Proposal 4.
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our Independent registered public accounting firm for fiscal 2018.
3.	To vote on an advisory resolution to approve the fiscal 2017 compensation of our named executive officers, commonly referred to as a “say on pay” vote.
4.	To vote on an advisory resolution to approve the frequency of future “say on pay” votes.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

When voting on the internet, there will be an opportunity to request an Admission Ticket if you are interested in attending the Annual Meeting.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
→

Internet – Go to www.envisionreports.com/cpb. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→

Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→

Email – Send email to investorvote@computershare.com with “Proxy Materials Campbell Soup Company” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by November 1, 2017.